    As Filed With the Securities and Exchange Commission on August 31, 1999
                                                        Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  -----------
                             UnitedGlobalCom, Inc.
             (Exact name of registrant as specified in its charter)

               Delaware                                84-1116217
                                          (I.R.S. Employer Identification No.)
   (State or other jurisdictionof
   incorporation or organization)

                      4643 South Ulster Street, Suite 1300
                             Denver, Colorado 80237
                                 (303) 770-4001
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  -----------
                           Frederick G. Westerman III
                            Chief Financial Officer
                             UnitedGlobalCom, Inc.
                      4643 South Ulster Street, Suite 1300
                             Denver, Colorado 80237
                                 (303) 770-4001
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -----------
                                    Copy to:
                             Garth B. Jensen, Esq.
                            Holme Roberts & Owen LLP
                            1700 Lincoln, Suite 4100
                             Denver, Colorado 80203
                                 (303) 861-7000
                                  -----------
   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                                  -----------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              Proposed       Proposed
 Title of each class of        Amount         maximum        maximum         Amount of
    securities to be           to be       offering price   aggregate       registration
       registered          registered (1)    per share    offering price        fee
----------------------------------------------------------------------------------------
 Depositary Shares (each
  representing 1/20th of
  a share of 7% Series C
  Senior Cumulative
  Convertible Preferred
  Stock)(1) ...........   8,500,000 shares   $84.30 (3)   $425,000,000 (3)    $118,150
---------------------------------------------
 7% Series C Senior
  Cumulative Convertible
  Preferred Stock (par
  value $0.01 per
  share)(1) ...........     425,000 shares
---------------------------------------------
 Class A Common Stock
  (par value $0.01 per
  share) issuable upon
  conversion of
  preferred stock(2) ..   5,041,518 shares
----------------------------------------------------------------------------------------
 Class A Common Stock
  (par value $0.01 per
  share) that may be
  paid as dividends on
  the preferred stock..   2,158,482 shares   $73.50 (4)   $158,648,427 (4)    $ 44,104
----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Each depositary share represents 1/20th of a share of 7% Series C Senior Convertible Preferred Stock. The preferred stock has an initial liquidation value of $1,000 per share. The preferred stock is convertible into shares of Class A Common Stock at its liquidation value divided by an initial conversion price of $84.30.
(2) The Company may issue, from time to time, shares of its Class A Common Stock as payment for dividends on the preferred stock.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) based upon the price at which the depositary shares and preferred stock are converted into Class A Common Stock.
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low price of the Company's Class A Common Stock on August 26, 1999, as quoted on the Nasdaq National Market(R).
                                  -----------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete this prospectus. A registration statement relating +
+to these securities has been filed with the Securities and Exchange           +
+Commission. These securities may not be sold nor may offers to buy be         +
+accepted prior to the time the registration statement becomes effective. This + +prospectus shall not constitute an offer to sell or the solicitation of an + +offer to buy nor shall there be any sale of these securities in any State in +
+which such offer, solicitation or sale would be unlawful prior to             +
+registration or qualification under the securities laws of any such State.    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                    SUBJECT TO COMPLETION, DATED AUGUST 31, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus
      , 1999
                     [LOGO OF UNITED GLOBAL APPEARS HERE]

                          8,500,000 Depositary Shares
                     Each representing 1/20th of a share of

           7% Series C Senior Cumulative Convertible Preferred Stock

                     5,041,518 Shares Class A Common Stock
                  Issuable upon conversion of Preferred Stock
                     2,158,482 Shares Class A Common Stock
                  Issuable as dividends on the Preferred Stock

--------------------------------------------------------------------------------
UnitedGlobalCom:
 . We are a leading provider of broadband communications services outside the United States, including multi-channel television, telephone and Internet/data services.

 . UnitedGlobalCom, Inc.
  4643 South Ulster Street, Suite 1300
  Denver, Colorado 80237
  (303) 770-4001

The Offering:
 . Selling securityholders may sell, from time to time, the 8,500,000 depositary shares, the underlying 425,000 shares of preferred stock, or the 5,041,518 shares of Class A common stock received upon conversion or redemption of the preferred stock. We agreed to register these securities upon the request of the selling securityholders.

 . Use of Proceeds: We will not receive any proceeds from the sale of shares by the selling securityholders.

 . We are also registering 2,158,482 shares of Class A common stock for issuance as dividends on the preferred stock.

Depositary Shares:
 . Each depositary share represents ownership of 1/20th of a share of 7%
  Series C Senior Cumulative Convertible Preferred Stock.

 . Deposit Account: The purchasers of the depositary shares deposited approximately $29.8 million into an account from which the holders will be entitled to quarterly payments in an amount equal to $0.8750 per depositary share commencing on September 30, 1999 through June 30, 2000, in cash or Class A common stock at our option.

The Preferred Stock:
 . Perpetual period.

 . Dividends: Quarterly on March 31, June 30, September 30, and December 31 of each year, commencing on September 30, 2000 payable in cash or Class A common stock at our option.

 . Conversion Right: Convertible at any time in whole or in part into shares of our Class A common stock.

 . Conversion Price: $84.30 per depositary share, subject to adjustment (equal to an initial conversion ratio of 0.5931 shares of our Class A common stock for each depositary share).

 . Redemption: We have the right to redeem the preferred stock in certain circumstances in cash or in Class A common stock.

 . Change of Control: Holders will have a one-time option to convert their shares into Class A common stock at an adjusted conversion price upon the occurrence of a change of control.

Trading Format:
 . The depositary shares are qualified for trading in the PORTAL market.

 . Our Class A common stock trades on the Nasdaq National Market(R) under the symbol "UCOMA."

See "Risk Factors" beginning on page 3 to read about certain factors you should consider before buying these securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   We caution you that, in addition to the historical financial information included in this prospectus, this prospectus includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's beliefs, as well as on assumptions made by and information currently available to management. All statements other than statements of historical fact included in this prospectus, including, without limitation, budgeted, future, and certain other statements under "Prospectus Summary," and located in other sections of this prospectus or documents incorporated by reference regarding our financial position and business strategy, may constitute forward-looking statements.

   In addition, when we use the words "may," "will," "expects," "intends," "estimates," "anticipates," "believes," "plans," "seeks," or "continues" or the negative thereof or similar expressions in this prospectus, we intend to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, including, but not limited to, national and international economic and market conditions, competitive activities or other business conditions, and customer reception of our existing and future services. You should be aware that the multi-channel television, telephone and Internet/data services industries are changing rapidly, and, therefor, the forward-looking statements and statements of expectations, plans and intent in this prospectus are subject to a greater degree of risk than similar statements regarding certain other industries.

   Although we believe that our expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations as of the date of this prospectus, we cannot assure you that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied from such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including without limitation in conjunction with the forward-looking statements included in this prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our discussion of these factors. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. We caution you, however, that this list of risk factors and other cautionary language contained in this prospectus may not be exhaustive.

                                 ------------

                               PROSPECTUS SUMMARY

   This summary highlights more detailed information contained in other sections in this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents incorporated by reference. Some of the financial and operating figures appearing in this prospectus are qualified by the term "aggregate." When we refer to information as "aggregate," we mean that the information is given in respect of all systems in which we hold any equity interest as though we wholly own them. All references in this prospectus to "dollars" and "$" are to United States dollars.

Information About Us

   We are a leading broadband communications provider outside the United States. We provide multi-channel television services in 22 countries worldwide and telephone and Internet/data services in a growing number of our international markets. Our operations are grouped into three major geographic regions: Europe, Asia/Pacific and Latin America. Our European operations are held through our approximately 60% owned, publicly traded subsidiary, United Pan-Europe Communications N.V. ("UPC"), which is the largest pan-European broadband communications (multi-channel television, telephone and Internet/data) provider in terms of numbers of subscribers. Our primary Asia/Pacific operation is Austar United Communications Limited ("Austar United"), which owns the largest provider of multi-channel television services in regional Australia, various Australian programming interests and the only full service provider of broadband communications in New Zealand. In July 1999, Austar United completed an initial public offering on the Australian Stock Exchange and we currently own approximately 74% of this subsidiary. Our primary Latin American operation is VTR Hipercable S.A. ("VTR"), Chile's largest multi-channel television provider and a growing provider of telephone services. We hold our Latin American operations through our 100% owned subsidiary, UIH Latin America, Inc. ("ULA").

   As of June 30, 1999, our systems (excluding planned acquisitions) on an aggregate basis passed approximately 10.1 million homes and served approximately 4.8 million basic video subscribers. Since its initial public offering in February 1999, UPC has made or agreed to make acquisitions of 11 systems in Europe with a total of approximately 2.7 million subscribers, plus an additional approximately 146,100 direct-to-home ("DTH") subscribers in Eastern Europe, as of June 30, 1999. See "Business--Recent and Planned Acquisitions."

   We were formed in 1989 by a management team that had substantial experience in the cable television industry in the United States. Our management team capitalized on their expertise in building and operating multi-channel television systems by purchasing and constructing systems in international markets with attractive economic, regulatory and demographic profiles.

   Our operating companies consist primarily of highly penetrated, mature broadband systems that generate stable cash flow. We also operate a number of earlier stage broadband businesses. Our primary goal in the majority of these markets is to capitalize on the opportunity to increase revenues and cash flows through the introduction of new and expanded video programming services and the launch of telephone and Internet/data services over our broadband communications networks. Today, we are a full-service provider of these video, voice and Internet/data services in most of our Western European markets and in New Zealand. We also provide video and voice services, and expect to provide Internet/data services in the near future in Chile and Australia.

Recent and Planned Acquisitions

   The following are the acquisitions we have made or agreed to make since March 1999. Those acquisitions that have not yet closed are subject to a number of significant closing conditions, including regulatory approvals, that may not be satisfied. Some of these acquisitions may not, therefore, close. See "Risk Factors--Our acquisition strategy involves significant inherent risks."

                            Ownership                            Video
                         Interest of UPC,                     Subscribers
                          Austar United                         at June   Actual/Scheduled(*)
        Company               or ULA           Location        30, 1999      Closing Date
        -------          ---------------- ------------------- ----------- -------------------
Europe (UPC):
  Operating Systems:
  GelreVision...........       100%       The Netherlands       132,000     June 1999
  A2000.................        50%(1)    The Netherlands       532,275     3Q 1999*
  RCF...................      95.7%       France                 74,275     June 1999
  Time Warner Cable
   France...............       100%       France                 69,425     3Q 1999*
   Videopole............       100%       France                141,175     August 1999
   Stjarn...............       100%       Sweden                239,775     July 1999
  @Entertainment........       100%       Poland                966,750     August 1999
                                                               +146,075
                                                                   DTH
                                                                subscribers
  Bratislava............       100%       Slovak Republic       157,675     June 1999
  Kabel Plus............      94.6%       Czech Republic,       359,000     3Q 1999*
                                          Slovak Republic
  Programming Companies:
  IPS...................        50%       Spanish- and              n/a     Feb./May 1999
                                          Portuguese-speaking
                                          markets
  SBS...................      13.3%       Scandinavia and           n/a     July/Aug. 1999
                                          Eastern Europe
Asia Pacific
 (Austar United):
  Saturn................        35%(2)    New Zealand            11,000     July 1999
Latin America (ULA):
  VTR...................        60%(3)    Chile                 391,000     April 1999

--------------------
(1) UPC is acquiring the 50% of A2000 that it does not already own.
(2) Austar United acquired the 35% of Saturn that it did not already own.
(3) We acquired the 60% of VTR that we did not already own.

Other Information

   We were incorporated in 1989 as a Delaware corporation. Our main offices are located at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237. Our telephone number is (303) 770-4001. Our fax number is (303) 770-4207.

                                  RISK FACTORS

   You should consider carefully the following risk factors, as well as the other information in this prospectus before buying any of our securities. This prospectus and the documents incorporated into the prospectus by reference contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. See "Disclosure Regarding Forward-Looking Statements."

We are restricted from paying cash dividends and from redeeming the preferred stock; we also could be prevented from paying dividends on shares of our common stock

  The terms of the preferred stock permit us to use cash to pay dividends and redeem the preferred stock. We do not believe, however, that we will be able to pay dividends in cash or to redeem the preferred stock for cash for the forseeable future. The terms of our indebtedness restrict our ability to pay cash dividends and to redeem the preferred stock. Our ability to pay cash dividends and redeem our preferred stock will depend on us meeting certain financial criteria, which in turn will require significant improvements in our cash flow and consolidated net worth. Even if our indebtedness allow us to pay cash dividends and to redeem the preferred stock, under Delaware law we can make such payments only from our net income or our "surplus." Surplus is the excess of our total assets over the sum of our liabilities plus the par value of our outstanding capital stock. We cannot assure you that we will have any surplus or net income. Moreover, without surplus, we cannot pay dividends on shares of our common stock.

Your right to receive liquidation and dividend payments on the preferred stock is junior to our existing and future indebtedness and to all of the liabilities of our subsidiaries

  Our obligations with respect to the preferred stock do not constitute indebtedness and with respect to liquidation and dividend payments rank:

  . junior to all present and future indebtedness and other payment obligations of ours and of our subsidiaries;

  . on parity with our Series B Preferred Stock and all future capital stock designated as on parity; and

  . senior to all classes of common stock and any junior preferred stock.
    Further, the claims of creditors of our subsidiaries will be effectively senior to all payments, including liquidation and dividend payments on the preferred stock.

   As of June 30, 1999, we had approximately $2.9 billion of indebtedness and other liabilities (including capitalized lease obligations and trade payables of our subsidiaries), all of which would have been senior in right of payment to the preferred stock. We also assumed debt in connection with some of our recent aquisitions following June 30, 1999 and will probably assume additional debt for future acquisitions. If these acquisitions are completed our current indebtedness would likely increase very significantly. In the event of bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the convertible preferred stock only after all of our indebtedness has been paid. In that case, there may not be sufficient assets remaining to pay amounts due on any or all of the preferred stock then outstanding and any preferred stock ranking on parity with the preferred stock. See "Description of the Preferred Stock--Ranking."

Because we are a holding company, we have no significant assets other than stock of our subsidiaries and the proceeds generated from sales of our securities; once these proceeds are spent, we will depend on our subsidiaries to generate the funds needed to operate our business

  We are a holding company with no business operations. Our only material assets consist of the stock of our subsidiaries and the proceeds raised from the sale of our equity and debt securities, all of which we have loaned or contributed, or intend to loan or contribute, to our subsidiaries. We will have to rely upon dividends and other payments from our subsidiaries to generate the funds necessary to repurchase the preferred stock or make cash dividend payments, if any. Our subsidiaries, however, are legally distinct from us and have no obligation, contingent or otherwise, to pay amounts due pursuant to the preferred stock or to make funds available for these payments. Our subsidiaries have not guaranteed the preferred stock. The ability of our subsidiaries to make dividend and other payments to us is subject to, among other things, the availability of funds, the terms of our subsidiaries' indebtedness and applicable laws. There are significant restrictions on the payment of dividends to us contained in the instruments governing the obligations of our subsidiaries. As many of our subsidiaries are currently in early stages of development, they likely will not have the ability to make such payments to us regardless of any restrictions in debt instruments for the foreseeable future.

Our ability to issue senior preferred stock in the future could adversely affect the rights of holders of preferred stock and our common stock

  We are authorized to issue preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. In certain instances, a series of preferred stock could include voting rights, preferences as to dividends and liquidation, conversion and redemption rights senior to the preferred stock, and in all instances, senior to our common stock. The future issuance of preferred stock could effectively diminish or supersede the dividends and Liquidation Preferences of the preferred stock and adversely affect our common stock.

The exercise or conversion of our outstanding options, warrants and other convertible securities into common stock will dilute the percentage ownership of our other stockholders

  There are outstanding options and warrants to purchase approximately 2.9 million shares of our common stock and more options will be granted in the future under our employee benefit plans. Additionally, our outstanding preferred stock, as of June 30, 1999, is convertible into approximately 1.7 million shares of our common stock. A large number of the shares of common stock underlying such securities are or will be registered for resale under the Securities Act. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders, including you.

We cannot assure you that an active trading market will develop for the preferred shares

  There has been no active trading market for the preferred stock. We have been informed by the Initial Purchasers in the preferred stock placement that they intend to make a market in the preferred stock; however they are not obligated to do so and may cease market-making activities at any time. In addition, the liquidity of any trading market in the preferred stock, and the market price quoted for the preferred stock, may be adversely affected by changes in the overall market for convertible securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Our substantial indebtedness could adversely affect our financial health

   We are highly leveraged. As of June 30, 1999, we had consolidated long-term debt of approximately $2.5 billion and stockholders' deficit of approximately $241.1 million which includes parent company debt of 1.2 billion and subsidiary level debt of $1.3 billion. As a result of the pending acquisitions, our long-term indebtedness and fixed charges will increase very significantly.

   We currently believe that cash on hand, cash flow from our future operations, asset sales and our borrowing capacity will be sufficient to meet our obligations as they become due. In certain circumstances, some of which may be beyond our control, we may have to repay the indebtedness prior to when it is scheduled to be repaid. We may not be able to satisfy all of the conditions necessary for our lenders to continue to lend us money under our existing credit facilities. Some of these conditions are beyond our control. We also cannot assure you that circumstances will not require us to sell assets or obtain additional equity or debt financing. We may not at such time be able to sell assets or obtain additional financing on reasonable terms or at all.

   The degree to which we will be leveraged could have important consequences to you, including, but not limited to, the following:

  . a substantial portion of our cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes;

  . our ability to obtain additional financing in the future could be limited;

  . certain of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

  . our ability to execute our business plan, to compete effectively, to respond adequately to unforseen events and to take advantage of opportunities could be limited.

Our acquisitions strategy involves significant inherent risks

   A key element of our growth strategy is to continue acquiring systems near our current systems and to increase the percentage we own in some systems. We are often engaged in discussions or negotiations regarding the acquisition of businesses and systems, some potentially significant in relation to our size. Any future acquisitions will be accompanied by risks such as:

  . Difficulty of identifying appropriate acquisitions. Our growth may suffer if we are not able to identify and acquire cable/telephone systems that are either near our existing networks or are large enough to serve as the basis for expanded operations.

  . Time of senior management. Our senior management may not be able to devote their full attention to managing our existing business because of the time they must spend negotiating agreements and monitoring acquisition activities.

  . Potential regulatory issues. We may not be able to obtain the required approvals for acquisitions from the relevant regulatory authorities.

  . Difficulties in completing acquisitions. We may not be able to satisfy conditions that sellers of networks may demand in order to close acquisitions. In addition, there may be significant legal and contractual issues in connection with acquisitions, such as change of control provisions in licenses and agreements, that could delay or prevent completion. Finally, we may not be able to raise the financing necessary to pay for such acquisitions.

  . Entry into new markets. If we make acquisitions in markets in which we have not previously operated, we will have no prior experience in dealing with local regulators or with local market conditions.

We may not be able to raise sufficient capital to fund our acquisitions strategy

   We will need to raise significant capital to consummate the planned acquisitions and to fund our acquisitions strategy. We may raise further capital by selling assets, issuing debt or equity or borrowing funds. We are not sure whether we will be able to raise capital through any of these or other methods. If we cannot, we may not be able to grow by acquiring systems as we intend. In addition, our acquisitions strategy exposes us to the risk of unanticipated expenditures. For example, we may be liable for liabilities not disclosed to us in the purchase of such businesses, or we may have to incur greater capital expenditure than we intended, in relation to a particular acquisition.

We cannot be certain that we will be successful in integrating acquired businesses into ours

   Our success depends, in part, upon the successful integration of the new acquisitions and any future acquisitions we make. Although we believe that the consummation of the new acquisitions will result in significant benefits and synergies, the integration of these businesses will also present significant challenges, including:

  . realizing economies of scale in interconnection, programming and network operations, and eliminating duplicate overheads; and

  . integrating networks, financial systems and operational systems.

   We cannot assure you as a result of our new acquisitions, or future acquisitions that we:

  . will realize any anticipated benefits; or

  . will successfully integrate any acquired business with our operations.

The multi-channel television, telephone and Internet/data business is capital intensive because it requires expensive telecommunications infrastructure, equipment and labor; we may not have, or have access to, sufficient capital to upgrade our network, introduce new services and remain competitive

   The video, telephone and Internet/data businesses are capital intensive because it requires extensive telecommunications infrastructure, equipment and labor. We may not have access to sufficient capital to remain competitive. Lack of capital could harm our business.

   Many of our operating companies are expanding and upgrading their networks to offer new services. Technological change may make even more upgrades necessary if our operating companies are to compete effectively in their markets. Our financial resources may not be enough for our capital needs. Also, we plan that equipment vendors will finance a substantial part of the cost of the equipment for our new services. This vendor financing is not yet in place. We may not be able to secure vendor financing on satisfactory terms, if at all. Not upgrading our operating systems or making other planned capital expenditures could harm our operations and competitive position.

UPC's acquisition of @Entertainment subjected UPC to a number of risks

   As a result of UPC's acquisition of @Entertainment, UPC became subject to a number of risks, including:

  . Possible termination of conduit agreements. As of June 30, 1999, about
    61.8% of @Entertainment's cable plant was constructed using pre-existing conduits of the Polish national telephone company ("TPSA"). A substantial portion of @Entertainment's contracts with TPSA permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause. If TPSA terminated @Entertainment's access to these conduits, @Entertainment might not be able to replace or locate a substitute for the conduits. In addition, @Entertainment would incur significant costs if it were forced to build its own conduits. In addition, as of June 30, 1999, TPSA was legally entitled to terminate conduit agreements covering approximately 4% of @Entertainment's subscribers as a result of @Entertainments's failure to comply with certain terms of its conduit agreements with TPSA. Any termination for cause by TPSA of these contracts could result in the loss of @Entertainment's permits, the termination of its agreements with Polish cooperative authorities and programmers, and an inability to service customers in affected areas.

  . Compliance with foreign ownership and change of control rules. Under the Polish Communications Act of 1990, permits for cable television operators may be issued only to Polish citizens or companies in which foreign persons do not hold more than 49% of the share capital and voting rights, and in which the majority of members of the governing bodies are Polish citizens residing in Poland. @Entertainment believes that the current ownership structure of PTK Operator Sp.z o.o., its licensee company, is in material compliance with Polish foreign ownership rules. However, certain aspects of this structure have not been tested for compliance with Polish foreign ownership rules in Polish administrative or court proceedings, and we cannot assure you that such structure will not be challenged by Polish telecommunications regulatory authorities. If such ownership structure was found to be in breach of Polish foreign ownership rules, this could result in the cancellation of @Entertainment's permits and the imposition of monetary penalties. In addition, under the Polish Telecommunications Act, @Entertainment's permits could be revoked or limited in scope upon a direct or indirect change of control of PTK Operator Sp.z o.o. The Telecommunications Act does not define what constitutes a direct or indirect change of control. There is a risk that UPC's acquisition of @Entertainment constituted an indirect change of control of PTK Operator Sp.z o.o.

  . Operating without necessary permits. @Entertainment is currently operating in certain areas without the permits necessary for the construction and operation of a cable television network issued by the Polish State Agency for Radio Communications (the "PAR"). Failure to obtain these permits could lead to governmental orders requiring @Entertainment to stop operating in those areas, the imposition of monetary penalties, as well as forfeiture of our cable networks. In addition, failure to be in compliance with all regulatory laws and licensing requirements could result in @Entertainment being in breach under a number of its operating agreements. In order to obtain new permits from the PAR, @Entertainment must show that it is in compliance with Polish foreign ownership restrictions. @Entertainment's operation without requisite permits could impair its ability to obtain new permits in the future, renew current licenses and conduct its business.

We expect to continue to experience net losses for the next several years

   We have experienced significant losses every year since we started business. As of December 31, 1998 we had an accumulated deficit of approximately $1.2 billion. We had net losses of approximately $91.3 million, approximately $138.8 million, approximately $342.5 million, and approximately $545.5 million for fiscal years ended February 29, 1996, February 28, 1997, February 28, 1998 and the ten months ended December 31, 1998, respectively. We expect to incur substantial additional losses for the indefinite future. Continuing net operating losses could materially harm our results of operations and increase our need for additional capital in the future. See "--The multi-channel television, telephone and Internet/data business is capital intensive because it requires expensive telecommunications infrastructure, equipment and labor; we may not have, or have access to, sufficient capital to upgrade our network, introduce new services and remain competitive."

The loss of key personnel could weaken our technological and operational expertise, delay the introduction of our new business lines and lower the quality of our service

   Our success and our growth strategy depends, in large part, on our ability to attract and retain key management, marketing and operating personnel, both at the corporate and operating company levels. Retaining a successful international management team may be particularly difficult because key employees may be required to live and work outside of their home countries and because experienced local managers are often unavailable. We may not be able to attract and retain the qualified personnel we need for our business.

We are exposed to numerous risks inherent to foreign investment

   We operate our businesses outside of the United States. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism, general social unrest and other political risks, currency fluctuations, risks of increases in taxes and governmental royalties and fees and involuntary renegotiation of contracts with foreign governments. We are also exposed to the risk of changes in foreign and domestic laws and policies that govern operations of foreign-based companies. In addition, our operations have been, and in the future may be, adversely affected by downturns in global economic conditions. In recent times, the economies of many of our markets, especially in emerging markets such as Eastern Europe and Latin America, have not been as strong as the United States' economy. Downturns in these economies could hurt our revenues and profitability.

We are exposed to significant foreign currency exchange rate and conversion risk against which we generally do not hedge

   Our operating companies have attempted, and will continue to attempt, to match costs with revenues and borrowings with repayments in terms of their respective local currencies. However, payment for a majority of purchased equipment has been, and may continue to be, required to be made in United States dollars. In addition, the value of our investment in an operating company is partially a function of the currency exchange rate between the dollar and the applicable local currency. In general, we and many of our operating companies do not execute hedge transactions to reduce our exposure to foreign currency exchange rate risks. Accordingly, we may experience economic loss and reduced earnings solely as a result of foreign currency exchange rate fluctuations. For the years ended February 28, 1997 and 1998, the ten months ended December 31, 1998 and the six months ended June 30, 1999 we had foreign exchange losses of approximately $0.4 million, approximately $1.4 million, approximately $1.6 million and approximately $20.2 million, respectively. We also experienced a change in cumulative translation adjustments (resulting in decreases of stockholders' equity) of approximately $8.4 million and approximately $50.3 million for the years ended February 28, 1997 and 1998, respectively, and approximately $24.7 million and approximately $86.6 million for the ten months ended December 31, 1998 and the six months ended June 30, 1999, respectively.

   Some of our operating companies have notes payable and notes receivable that are denominated in currencies other than their own functional currency or loans linked to the dollar. We may also experience economic loss and reduced earnings related to these monetary assets and liabilities.

Adverse regulation to our video, telephone or Internet/data services could limit our revenues and growth plans and expose us to various penalties

   Our businesses are subject to governmental regulation, which may change from time to time. Regulation could slow the introduction of our new services. Changes in applicable laws and regulations could increase our costs. We cannot assure you that material and adverse changes in the regulation of our existing operating systems will not occur in the future. Regulation can take the form of price controls, service requirements, programming content restrictions and foreign ownership restrictions, among others. Delays in obtaining any required regulatory approvals could hurt our ability to offer some or all of our proposed range of services in some of our markets.

  As European Union ("EU") member states, Austria, The Netherlands, Belgium and France are required to enact national legislation which implements directives issued by the EU Commission and other EU bodies. Although not an EU member state, Norway has generally implemented the same principles on the same timetable as EU member states. As a result of EU directives, our Western European operating companies may establish and provide telecommunications networks and/or services, including public voice telephone and Internet/data services, through their cable networks. The EU Commission has started to review the consequences of the convergence of telecommunications, media and information technology. This review may result in changes in the current regulatory framework that may harm our business. Additionally, if any of our operating companies in the EU with exclusive rights to cable television infrastructure achieves annual revenue of more than (Euro)50 million, it must account separately for its telecommunications services and any cable television services. A draft EU Commission directive, if issued, will require member states to enact legislation directing incumbent telecommunications operators to separate their cable television and telecommunications operations into distinct legal entities. This may increase our competition as incumbents focus on specific services. In addition, certain countries may impose interconnect obligations and other regulatory controls with respect to the telecommunications services our operating systems offer.

   The primary goal of regulation in the telecommunications sectors in many of the countries in which we operate is to reduce the monopoly power of incumbent telecommunications operators. While this has given us the opportunity to enter the telephone and Internet/data services markets, the regulatory regimes present some risks. Our operating companies need to retain and obtain licenses and other regulatory approvals for our existing and new services. There is a risk we may not succeed in obtaining and retaining such licenses, and there may be long delays and adverse conditions in connection with them. The regulatory process may be time-consuming and may impede our ability to offer new services and to obtain interconnect arrangements with incumbent telecommunications operators in a timely manner or on favorable terms. Our ability to compete against large incumbent telecommunications operators depends on the regulation of their pricing and service offerings to end-users and interconnected carriers, which may be or become unfavorable to us. New laws and regulations related to electronic commerce and the Internet could delay and impair our Internet business. New and existing laws may cover issues such as:

  . sales and other taxes,

  . user privacy,

  . pricing controls,

  . characteristics and quality of products and services,

  . consumer protection,

  . cross-border commerce,

  . libel and defamation,

  . copyright and trademark infringement, and

  . other claims based on the nature and content of Internet materials.

Our ability to offer telephone services depends on having interconnect arrangements with other telephone providers

   In the markets where we offer telephone services we compete with the incumbent telecommunications operators. All of these operators are more established and have more resources in their respective markets than we do. To offer telephone service effectively, we must be able to interconnect with their systems so that our customers can call customers served by those operators. Regulatory frameworks in some countries in which we operate may not include the requirement that other telephone providers interconnect with us. In such cases, we may be unable to provide telephone service. In addition, if we are able to interconnect, we may be unable to obtain interconnection on terms that are acceptable to us.

Changes in technology may limit the competitiveness of our new services; sufficient demand may not develop for our new services

   Technology in our multi-channel television and telecommunications services industry is changing rapidly. This influences the demand for our products and services. Our ability to anticipate changes in technology and regulatory standards and to develop and introduce new and enhanced products successfully on a timely basis will affect our ability to continue to grow and to remain competitive. Upon completion of the upgrade of some of our systems, we intend to offer a range of new services in those systems' markets. For example, we plan to provide additional channels and tiers of premium channels beyond our basic package, impulse pay-per-view services, high-speed data services, Internet access and telephone services. We may not be able to implement the technological advances that may be necessary for us to remain competitive. We are also subject in all of our markets to the risks generally associated with new product introductions and applications. These risks include lack of market acceptance, delays in development and failure of new products to operate properly or meet customer expectations. There is no proven market for some of the advanced services we refer to above. There may not be sufficient demand for our telephone, Internet/data and other enhanced services.

Computer systems may malfunction and interrupt our operating systems and our services if they do not achieve Year 2000 readiness

   We rely greatly on computer systems and other technological devices. Some of these may not be capable of recognizing dates beginning on January 1, 2000. This problem could cause any of our cable television, telephone, Internet/data or programming operations to malfunction or fail. We expect this problem to be more severe outside the United States.

   Our Board of Directors has set up a task force to assess and try to remedy the effect of potential Year 2000 problems on our critical operations. Some of our critical operations, such as our ability to connect our telephone customers to persons who use other telephone service providers, depend on other companies. We cannot control how these other companies assess and remedy their own Year 2000 problems. We are communicating with these companies to find out more about the status of their Year 2000 compliance programs. The task force will evaluate and develop contingency plans as needed. These may not be sufficient, however, to prevent interruptions on our systems. If we or other companies on whom we depend fail to implement Year 2000 procedures on time, our business, operating results and financial condition could be significantly harmed.

Customers may not want our video service if we cannot obtain attractive programming

   Our success depends on obtaining or developing affordable and popular programming for our video subscribers. We may not be able to obtain or develop enough competitive programming to meet our needs. This would reduce demand for our video services, limiting their revenues. We rely on other programming suppliers for almost all of our programming. In some of our markets, including Eastern Europe, there is only a limited amount of local language programming available. In these markets we must repackage other programming in the local language.

We may be limited in claiming foreign tax credits; we do business in countries that do not have tax treaties with the United States

   In general, a United States corporation may claim a foreign tax credit against its United States federal income tax expense for foreign income taxes paid or accrued. A United States corporation may also claim a credit for foreign income taxes paid or accrued on the earnings of a foreign corporation paid to the United States corporation as a dividend. Because we must calculate our foreign tax credit separately for dividends received from certain of our foreign subsidiaries from those of other foreign subsidiaries and because of certain other limitations, our ability to claim a foreign tax credit may be limited. We own operating companies located in countries with which the United States does not have income tax treaties. Because we lack treaty protection in these countries, we may be subject to high rates of withholding taxes on distributions and other payments from these operating companies and may be subject to double taxation on their income. Limitations on our ability to claim a foreign tax credit, our lack of treaty protection in some countries, and our inability to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective United States federal tax rate on our earnings.

We expect to encounter increased competition

   The multi-channel television and telephone industries in many of the markets in which we operate are competitive and often are rapidly changing. We recognize that in the future we are likely to encounter increased competition as new entrants with competing technologies, including but not limited to, DTH, satellite master antenna television, MMDS (wireless cable) and local multipoint distribution service, enter our markets and launch new services. Multi-channel television also competes with the direct reception of broadcast television signals and, in varying degrees, with other communications and entertainment media. The success of our existing operating systems is dependent, in part, on our ability to provide services and programming not otherwise available to subscribers. We may also have to compete initially in certain areas with unlicensed operators. In many of our markets, we compete with other multi-channel television and telephone operators, many of which have substantially more resources than us.

Some potential losses may not be covered by insurance

   Our operating companies obtain insurance of the type and amount customary for the property in their systems. Consistent with industry practice in the United States, however, they do not insure the entire cable portion of their multi-channel television, Internet/data or telephone systems. Should a catastrophe occur that affects a significant portion of their systems, they could incur substantial uninsured losses.

The complexities of our operating systems, large numbers of customers and rapid growth could disrupt our operations and harm our financial condition

   We may not have planned for or be able to overcome all of the problems in introducing our new local telephone and Internet/data services. Our new services may not meet our performance expectations. This would impede our planned revenue growth and materially harm our financial condition. Problems with the existing or new systems could delay the introduction of the new services, increase their costs, or slow down successful marketing. We cannot be sure whether our Internet access business will be able to handle a large number of online subscribers at high data transmission speeds. As the number of subscribers goes up, we may have to add more fiber connection points in order to maintain high speeds. This would require more capital, which we may be unable to raise. If we cannot offer high data transmission speeds, customer demand for our Internet/data services would go down. This would harm our Internet/data business, our operating results and our financial condition. We have not yet tested the technology we plan to use for telephone services for the numbers of subscribers we expect. It may not function successfully at these scales. This would harm our telephone operations. We plan to use back-up batteries for our cable phones for operation during power failures. These may run out in prolonged power failures. This would interrupt the service and could lead to customer dissatisfaction. We may not be able to manage our growth effectively, which would harm our business, operating results and financial condition.

   We are establishing customer care facilities in our relevant markets to support the launch of our telephone and other new services. We may not be able to establish well-running facilities staffed with appropriate personnel. This could harm the introduction of our new services.

                                USE OF PROCEEDS

   All of the depositary shares, preferred stock and shares of common stock issuable upon conversion or redemption of the preferred stock being registered hereby are for the benefit of the selling shareholders. Accordingly, we will not receive any of the proceeds from the sale of such shares.

   We are also registering 2,158,482 shares of common stock to pay as dividends on the preferred stock. We may issue these shares rather than pay cash dividends on the preferred stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data have been derived from our audited consolidated financial statements, except as of and for the six months ended June 30, 1999, and should be read in conjunction with our audited annual and unaudited interim consolidated financial statements and notes thereto incorporated by reference into this prospectus. Our consolidated financial statements do not consolidate the operating results of our minority-owned affiliates.

                                                          Years Ended              Ten           Six
                          Year Ended    Year Ended       February 28,          Months Ended  Months Ended
                         February 28,  February 29,  -----------------------   December 31,    June 30,
                             1995          1996         1997         1998          1998          1999
                         ------------  ------------  ----------   ----------   ------------  ------------
                                      (In thousands, except share and per share data)
Statement of Operations
 Data:
 Revenue................  $    1,613    $    2,870   $   31,555   $   98,622    $  254,068    $  253,914
 System operating
  expense...............      (1,651)       (4,224)     (26,251)     (65,631)     (122,811)     (130,912)
 System selling,
  general and
  administrative
  expense...............      (2,103)       (3,524)     (33,655)     (62,803)     (105,226)      (99,760)
 Corporate general and
  administrative
  expense...............     (16,196)      (18,959)     (20,365)     (28,553)     (194,767)      (85,056)
 Depreciation and
  amortization..........      (1,701)       (2,331)     (38,961)     (91,656)     (159,045)     (133,077)
                          ----------    ----------   ----------   ----------    ----------    ----------
   Net operating loss...     (20,038)      (26,168)     (87,677)    (150,021)     (327,781)     (194,891)
 Gain on issuance of
  common equity
  securities by
  subsidiaries..........         --            --           --           --            --        822,067
 Interest income,
  including related
  party income..........       6,479         8,417       13,329        7,806        10,464         9,407
 Interest expense.......      (9,266)      (36,045)     (79,659)    (124,288)     (163,227)     (118,457)
 Provision for losses
  on marketable equity
  securities and
  investment related
  costs.................      (2,865)       (6,055)      (5,859)     (14,793)       (9,686)       (4,836)
 Foreign currency
  exchange loss.........         --            --          (350)      (1,419)       (1,582)      (20,205)
 Gain on sale of
  investments in
  affiliated
  companies.............         --         16,013       65,249       90,020           --          7,456
 Other income
  (expense), net........         107            81         (641)      (3,669)         (964)       (2,008)
                          ----------    ----------   ----------   ----------    ----------    ----------
   Net (loss) income
    before other items..     (25,583)      (43,757)     (95,608)    (196,364)     (492,776)      498,533
 Share in results of
  affiliated companies,
  net...................      (6,106)      (48,635)     (47,575)     (68,645)      (54,166)      (31,608)
 Minority interests in
  subsidiaries..........       1,075         1,081        4,358        1,568         1,410        74,938
                          ----------    ----------   ----------   ----------    ----------    ----------
   Net (loss) income
    before extraordinary
    charge..............     (30,614)      (91,311)    (138,825)    (263,441)     (545,532)      541,863
 Extraordinary charge
  for early retirement
  of debt...............         --            --           --       (79,091)          --            --
                          ----------    ----------   ----------   ----------    ----------    ----------
   Net (loss) income ...  $  (30,614)   $  (91,311)  $ (138,825)  $ (342,532)   $ (545,532)   $  541,863
                          ==========    ==========   ==========   ==========    ==========    ==========
 Net (loss) income per
  common share:
   Basic (loss) income
    before extraordinary
    charge..............  $    (1.10)   $    (2.69)  $    (3.59)  $    (6.75)   $  (13.71)    $    13.61
   Extraordinary
    charge..............         --            --           --         (2.02)          --            --
                          ----------    ----------   ----------   ----------    ----------    ----------
   Basic net (loss)
    income..............  $    (1.10)   $    (2.69)  $    (3.59)  $    (8.77)   $   (13.71)   $    13.61
                          ==========    ==========   ==========   ==========    ==========    ==========
   Diluted net (loss)
    income..............  $    (1.10)   $    (2.69)  $    (3.59)  $    (8.77)   $   (13.71)   $    12.63
                          ==========    ==========   ==========   ==========    ==========    ==========
 Weighted-average
  number of common
  shares outstanding:
   Basic................  27,802,250    34,017,660   39,035,776   39,211,501    39,919,887    39,732,277
                          ==========    ==========   ==========   ==========    ==========    ==========
   Diluted..............  27,802,250    34,017,660   39,035,776   39,211,501    39,919,887    42,894,811
                          ==========    ==========   ==========   ==========    ==========    ==========
 Ratio of earnings to
  fixed charges and
  preference dividends
  ......................        -- (1)        -- (1)       -- (1)       -- (1)        -- (1)        8.91
                          ==========    ==========   ==========   ==========    ==========    ==========

                                                            At
                           Year Ended       At         February 28,           At          At
                          February 28, February 29, -------------------  December 31,  June 30,
                              1995         1996       1997      1998         1998        1999
                          ------------ ------------ -------- ----------  ------------ ----------
                                                     (In thousands)
Balance Sheet Data:
 Cash, cash equivalents
  and short-term liquid
  investments...........    $215,955     $161,983   $140,743 $  358,122   $   94,321  $  305,596
 Investments in and
  advances to affiliated
  companies, net........    $ 85,280     $272,205   $253,108 $  341,252   $  429,490  $  293,913
 Property, plant and
  equipment, net........    $ 13,741     $ 31,102   $219,342 $  440,735   $  464,059  $1,261,210
 Goodwill and other
  intangible assets,
  net...................    $    --      $ 45,629   $132,636 $  409,190   $  424,934  $1,032,495
 Total assets...........    $370,290     $580,206   $819,936 $1,679,835   $1,542,095  $3,207,712
 Total debt.............    $202,416     $371,227   $686,082 $1,866,096   $2,095,332  $2,561,693
 Stockholders' equity
  (deficit).............    $138,870     $151,976   $ 15,096 $ (392,280)  $ (983,665) $ (241,106)

(1)In calculating the ratio of earnings to fixed charges and preference dividends, earnings consists of net income or loss from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, plus fixed charges. Fixed charges consist of interest expense on third party debt and preferred stock dividends. The ratio of earnings to fixed charges and preference dividends was less than 1.0 to 1.0 for each of the Company's last five fiscal years. Earnings available for fixed charges and preference dividends were thus inadequate to cover fixed charges and preference dividends for such periods. The amount of the coverage deficiencies for the years ended February 28, 1995, February 29, 1996, February 28, 1997 and 1998 and for the 10 months ended December 31, 1998 were approximately $25.6 million, $43.8 million, $95.6 million, $196.4 million and $492.8 million, respectively.

                                    BUSINESS

Overview

   We are a leading broadband communications provider outside the United States. We provide multi-channel television services in over 20 countries worldwide and telephone and Internet/data services in a growing number of our international markets. Our operations are grouped into three major geographic regions: Europe, Asia/Pacific and Latin America.

European Operations

   Through our approximately 60% owned subsidiary, UPC, we have the largest number of subscribers of any group of broadband communications networks operated across Europe. UPC owns and operates cable-based communications networks in 11 countries in Europe and in Israel and provides telephone and/or Internet/data access services in five of these markets. UPC's primary Western European systems are located in Vienna, Amsterdam, Brussels, Oslo, Stockholm and suburban Paris. UPC also has systems in Israel, Malta and Central and Eastern Europe.

   UPC's systems, including those acquired after June 30, 1999, had approximately 13.9 million homes in their service areas as of June 30, 1999. Of these, approximately 8.6 million homes were passed by the cable in UPC's network and thus are capable of receiving UPC's services as of this date. Including acquisitions after June 30, 1999 approximately 5.7 million of these homes, or approximately 66.3%, subscribed to UPC's basic video services as of this date or subsequent acquisition date. UPC has majority ownership or substantial ownership stakes in all of its Western European systems. These Western European systems passed approximately 4.5 million homes and had approximately 3.0 million subscribers as of June 30, 1999. UPC also has majority ownership of most of its systems outside Western Europe.

   In UPC's Western European markets, UPC is upgrading its existing network to "two-way" transmission capability. This upgrading enables UPC to provide digital video, telephone and Internet/data services. As of June 30, 1999, the upgraded parts of UPC's existing networks in Austria, Belgium, France, Norway and The Netherlands passed about 61.8% of the approximately 3.4 million homes passed by those networks and UPC anticipates that by the end of 1999, upgraded systems will pass 87% of homes in those service areas. UPC has also begun to upgrade its Central and Eastern European systems. At June 30, 1999, UPC's Western European systems served approximately 67,000 cable telephone lines and had approximately 52,677 high speed Internet access subscribers. In UPC's non-Western European markets, UPC is primarily focused on increasing its subscriber base and its revenue per subscriber chiefly through marketing, superior programming and, in some cases, the introduction of new and expanded video services.

Asia/Pacific Operations

   We are a leading provider of multi-channel television services in Australia and the Asia/Pacific region, with multi-channel television systems in Australia, New Zealand, the Philippines and Tahiti. Our primary Asia/Pacific operations are conducted through Austar United. We own approximately 74% of Austar United, which is publicly traded on the Australian Stock Exchange. Since launching operations in 1995, Austar United has grown rapidly to over 340,000 subscribers as of June 30, 1999. Austar United has three core businesses positioned in the growing media and broadband communications industry:

  . AUSTAR Entertainment. AUSTAR is the second largest pay television operator in Australia and the largest operator in its market of regional Australia. Its service area comprises approximately 2.1 million homes outside of the major capital cities and represents one-third of Australia's total homes. AUSTAR is the sole provider of pay television services to substantially all of its market area primarily using digital satellite technology. At June 30, 1999, AUSTAR had a total of approximately 329,000 subscribers. AUSTAR is the only operator in Australia to provide subscribers with all the available premium sports and movie programming in Australia. In addition, Austar United owns 50% of the only satellite platform delivering pay television services in Australia.

  . XYZ Entertainment. XYZ is the exclusive owner and/or distributor of five key programming channels in Australia to AUSTAR and Foxtel, Australia's two largest pay television operators whose combined subscriber bases represent approximately 80% of all pay television subscribers in Australia. XYZ is 50% owned by Austar United and 50% owned by Foxtel. Ownership of XYZ gives us an important strategic position in the Australian pay television industry. As of June 30, 1999, XYZ provided programming to approximately 800,000 customers.

  . Saturn Communications. Saturn is the only provider of integrated telephone, pay television and Internet services in New Zealand. Saturn currently provides these services in Wellington over a hybrid fiber coaxial cable network with an overlay of traditional telephone lines. Saturn commercially launched bundled services in April 1998 and as of June 30, 1999, subscribers to its services had grown to over 29,700. As of the same date, Saturn's network had approximately 72,000 serviceable homes. Eighty percent of Saturn's customers subscribe to more than one service. Saturn is the only full service provider of telecommunications services competing against the incumbent telephone provider in providing local telephone services in Wellington.

Latin American Operations

   We own interests in and operate multi-channel television distribution and telecommunications systems in Chile, Brazil, Mexico and Peru. As of June 30, 1999 our Latin American systems passed an aggregate of approximately 2.3 million television homes and had approximately 489,000 subscribers.

   Our largest operation in Latin America is our Chilean operation, VTR. Through VTR, we are the largest provider of wireline cable television services and a growing provider of telephone services in Chile. We have an estimated 56% market share of the cable television services market throughout Chile and an estimated 38% market share within Santiago, Chile's largest city. In 1998, we began the wide-scale roll-out of residential cable telephone service in six communities contained within Santiago and one major city outside Santiago and are currently expanding our efforts to include additional areas throughout Chile.

   As of June 30, 1999, our VTR systems passed approximately 1.6 million homes throughout Chile and approximately 391,000 homes subscribed to our cable television services. As of June 30, 1999, approximately 300,000 of our cable homes passed were capable of using our telephone services and approximately 43,400 homes subscribed to these services.

Recent and Planned Acquisitions

   Since March 31, 1999, we and our subsidiaries have completed, or agreed to make the following transactions. Many of the acquisitions which have not closed are subject to a number of conditions and requirements, including execution of definitive agreements, regulatory approvals and financings, that may not be satisfied or obtained. We cannot assure you that these acquisitions will close.

  Europe (UPC):

   GelreVision Acquisition. In June 1999, UPC acquired 100% of the GelreVision multi-channel television systems in The Netherlands, for a purchase price of approximately $109.8 million. The acquisition increased UPC's homes passed by 145,175 and its subscriber base by approximately 132,000, based on June 30, 1999 data. The GelreVision systems are contiguous to certain of UPC's other systems in The Netherlands.

   Bratislava System Acquisition. In June 1999, UPC completed the acquisition of SKT spol.s.r.o., which operates a cable television system in the capital city of Bratislava, Slovakia. The purchase price was approximately $43.25 million. This system had approximately 157,675 subscribers as of June 30, 1999. This acquisition complements UPC's existing Czech and Slovak systems and enables UPC to leverage its existing management and systems as it continues to build out its network in these areas.

   RCF Acquisition. In June 1999, UPC acquired 95.7% of Reseaux Cables de France, the fifth largest cable television operation in France. The systems had approximately 74,260 subscribers as of June 30, 1999.

   Stjarn Acquisition. In July 1999, UPC acquired StjarnTVnatet AB. The purchase price was approximately $397.0 million. Stjarn operates cable television systems serving the greater Stockholm area and leases its fiber optic network which has access to approximately 770,000 homes and approximately 30,000 businesses.

   @Entertainment Acquisition. In August 1999, UPC acquired 100% of @Entertainment through a tender offer and subsequent merger. @Entertainment provides cable television, DTH satellite television services and related programming services in Poland. @Entertainment's systems had approximately 1,669,375 homes passed, approximately 966,750 cable subscribers and approximately 146,075 DTH subscribers as of June 30, 1999. The purchase price was approximately $807.0 million and UPC assumed approximately $382.5 million of @Entertainment's debt.

   SBS Strategic Investment. In August 1999, UPC completed the acquisition of 13.3% of SBS Broadcasting, S.A., which owns and operates television and radio broadcasting stations across nine countries in Europe. The purchase price was approximately $100.2 million.

   A2000 Acquisition. In June 1999, UPC agreed to acquire the 50% interest in A2000 that it does not already own for approximately $229.0 million, exclusive of assumed debt. The acquisition, which is subject to regulatory approval, is expected to close during the third quarter of 1999. Following this acquisition, UPC will consolidate A2000's debt, which was approximately $229.0 million as of June 30, 1999.

   Kabel Plus Acquisition. In June 1999, UPC agreed to acquire 94.6% of Kabel Plus, which owns and operates cable television and telephone systems in the Czech and Slovak Republics. Kabel Plus had approximately 359,000 subscribers as of June 30, 1999. The purchase price is approximately $150.0 million and UPC will assume $27.0 million of Kabel Plus debt. The acquisition is expected to close in October 1999, following regulatory and anti-monopoly approval.

   Time Warner Cable France Acquisition. In March 1999, UPC agreed to purchase Time Warner Cable France, a company that controls and operates three cable television systems in the suburbs of Paris and Lyon and in the city of Limoges. The systems passed approximately 232,325 homes, and had approximately 69,425 subscribers as of June 30, 1999. The total purchase price is approximately $71.0 million. This acquisition, which is subject to regulatory approval, is expected to close in the third quarter of 1999.

   Videopole Acquisition. In August 1999, UPC acquired 100% of Videopole, France's fourth largest cable television operation. The Videopole systems had approximately 141,475 subscribers as of June 30, 1999.

  Asia/Pacific (Austar United):

   Saturn Acquisition. In connection with Austar United's initial public offering, it acquired the 35% of Saturn that it did not own in exchange for 13,659,574 shares of Austar United's common stock, valued at approximately $42.5 million. The acquisition closed immediately prior to the closing of Austar United's initial public offering.

  Latin America

   VTR Acquisition. In April 1999, we acquired the remaining 60% interest in VTR that we then did not own for approximately $258.2 million. VTR had approximately 391,000 video subscribers as of June 30, 1999 and has a growing cable telephone business. In connection with this acquisition and refinancing of all of VTR's indebtedness, we issued approximately $208.9 million of indebtedness and VTR issued approximately $145.0 million of indebtedness.

                      DESCRIPTION OF THE DEPOSITARY SHARES

   The summary contained herein of the terms of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the deposit agreement and the depositary receipts, copies of which may be obtained from us or the Depositary at the principal office of the Depositary at which its depositary business shall be administered upon request.

General

   Each depositary share represents one-twentieth of a share of 7% Series C Senior Cumulative Convertible Preferred Stock deposited under the Deposit Agreement, dated July 6, 1999, among us, Firstar Bank of Minnesota, N.A., as depositary (the "Depositary"), and all holders from time to time of depositary receipts issued thereunder. Subject to the terms of the deposit agreement, each owner of a depositary share is entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights) and subject, proportionately to all of the limitations of the preferred stock represented thereby, contained in the Certificate of Designation summarized under "Description of the Preferred Stock."

   The depositary shares are evidenced by depositary receipts issued pursuant to the deposit agreement. Immediately following the issuance and delivery of the preferred stock by us to the initial purchasers, the initial purchasers deposited the preferred stock with the Depositary, which then issued the depositary shares to the initial purchasers in the preferred stock placement. Depositary receipts will be issued evidencing only whole depositary shares. DTC has accepted the depositary receipts for its book-entry settlement system.

   Pending the preparation of definitive engraved depositary receipts, the Depositary may issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter and will be exchangeable for temporary depositary receipts at the Depositary's expense.

   In our discretion, no fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion, redemption, change of control or in connection with dividend payments. Any fractional interest in a share of common stock will be paid in cash based on the Closing Price of the common stock on the Trading Day next preceding the date of conversion or such later time as we are legally and contractually able to purchase such fractional shares.

Dividends and Other Distributions

   The Depositary will distribute all cash and common stock distributions and other distributions received in respect of the preferred stock for dividends and otherwise to the record holders of depositary shares in proportion to the number of such depositary shares owned by such holders.

   In the event of a distribution other than in cash or common stock, the Depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders.

Record Date

   Whenever:

  . any dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are at any time offered with respect to the preferred stock, or

  . the Depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice or any solicitation of consents in respect of the preferred stock, or any call of any preferred stock, or if at any time the Depositary and we otherwise deem it appropriate, the Depositary will in each such instance fix a record date (which shall be the same date as the record date for the Preferred Stock) for the determination of the holders of depositary receipts who are entitled to:

  . receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof;

  . receive notice of, and give instructions for the exercise of voting rights at any such meeting, or otherwise; or

  . receive notice of any such call, subject to the provisions of the deposit agreement.

Withdrawal of Preferred Stock

   Upon surrender of the depositary receipts at the corporate trust office of the Depositary, or such other office as the Depositary may designate, unless the related depositary shares have been previously called for redemption, the holder of the depositary shares evidenced thereby is entitled to delivery at such office to or upon his order of the number of whole shares of preferred stock and any money or other property represented by such depositary shares or cash in lieu of fractional shares. Holders of depositary shares will be entitled to receive whole shares of preferred stock on the basis of one share of preferred stock for each twenty depositary shares, but holders of such whole shares of preferred stock will not thereafter be entitled to receive depositary shares in exchange therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. We do not expect that there will be any public trading market for the preferred stock except as represented by the depositary shares.

Redemption or Conversion of Depositary Shares

   As described under "Description of the Preferred Stock--Optional Redemption" and "--Conversion Rights," the preferred stock is subject to our right to redeem the preferred stock for cash or common stock at any time on or after June 30, 2002 and the holder's right at any time to convert the preferred stock into common stock at its option. The depositary shares are subject to redemption or conversion upon the same terms and conditions (including as to notice to the owners of depositary shares and as to selection of depositary shares to be called if fewer than all of the outstanding depositary shares are to be called) as the preferred stock held by the Depositary using the common stock received by the Depositary, except that the number of shares of common stock received upon conversion of each depositary share will be equal to one-twentieth of the number of shares of common stock received upon conversion of each share of the preferred stock. To effect a conversion at the option of the holder, a holder of depositary shares must deliver depositary receipts evidencing the depositary shares to be converted, together with written notice of conversion and a proper assignment of the depositary receipts to us, to any transfer agent for the depositary shares, or in blank, to the Depositary or its agent. Each optional conversion of depositary shares shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements have been satisfied. To the extent that depositary shares are converted into shares of common stock and all such shares of common stock cannot be distributed to the record holders of depositary receipts without creating fractional interests in such shares, we will cause the Depositary to distribute cash to holders in lieu of fractional shares as provided above under "Description of the Depositary Stock--General." The amount distributed in the foregoing case will be reduced by any amount required to be withheld by us or the Depositary on account of taxes or otherwise required pursuant to law, regulation or court process.

Payment and Conversion

   All amounts payable in cash with respect to the depositary shares will be payable in United States dollars at our office or agency maintained for such purpose with the City of New York or, at our option, payment of dividends, Quarterly Return Amounts (as defined) and Liquidated Damages (if any) will be made by check mailed to the holders of the depositary shares at their respective addresses set forth in the register of holders of the depositary shares maintained by the Transfer Agent, provided that all cash payments with respect to depositary shares in global form or the holders of which have given wire transfer instructions to us will be required to be made by wire transfer in immediately available funds to the accounts specified by the holders thereof.

   Any payment on the depositary shares due on any day that is not a Business Day need not be made on such day, but may be made on the succeeding Business Day with the same force and effect as if made on such due date.

Voting of Preferred Stock

   Upon receipt of notice of any meeting at which holders of preferred stock are entitled to vote or upon receipt of any written consent to which holders of preferred stock are entitled to give their consent, the Depositary will mail the information contained in such notice of meeting or consent to the record holders of the depositary shares relating to preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date of the preferred stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of shares of preferred stock represented by such holder's depositary shares. The Depositary will use best efforts insofar as practicable, to vote the amount of shares of preferred stock represented by such depositary shares in accordance with such instructions and we will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing preferred stock.

   Each depositary share entitles the holder thereof to instruct the Depositary to cast one-twentieth of a share of preferred stock vote on each matter submitted to a vote of holders of preferred stock. See "Description of the Preferred Stock--Voting Rights."

Amendment and Termination of the Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares (or, which relates to or affects rights to receive dividends or distributions, or voting or redemption rights) will not be effective unless such amendment has been approved by the holders of at least 66 2/3% of the depositary shares then outstanding. In no event may any amendment impair the right of any holder of depositary receipts, subject to the conditions specified in the deposit agreement, upon such surrender of the depositary receipts evidencing such depositary shares, to receive shares of preferred stock or upon conversion of the preferred stock represented by the depositary receipts, to receive shares of common stock, and in each case any money or other property represented thereby, including any accumulated dividends and return of Liquidation Preference, except in order to comply with mandatory provision of applicable law. Every holder of depositary receipts at the time any such amendment becomes effective shall be deemed to consent and agree to such amendment and to be bound by the deposit agreement.

   The deposit agreement may be terminated by us or the Depositary only if:

  . all outstanding depositary shares have been redeemed or converted;

  . there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of us and such distribution has been distributed to the holders of depositary receipts; or

  . upon consent of holders of depositary receipts representing not less than 66 2/3% of the depositary shares then outstanding.

   Whenever the deposit agreement has been terminated pursuant to the last bullet point of the preceding paragraph, the Depositary will mail notice of such termination to the record holders of all depositary receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the deposit agreement if at any time 90 days shall have expired after the Depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notices of such termination) or perform any further acts under the deposit agreement except as provided below and except that the Depositary will continue to:

   .collect dividends on the preferred stock and any other distributions with respect thereto, and

  . deliver the preferred stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered.

   At any time after the expiration of three years from the date of termination, the Depositary may sell the preferred stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of depositary receipts which have not been surrendered.

  We do not intend to terminate the deposit agreement or to permit the resignation of the Depositary without appointing a successor Depositary.

Charges of Depositary

   We will pay all transfer and other governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of the preferred stock, and any redemption of such preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts. The Depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of preferred stock evidenced thereby until all such taxes and charges with respect to such depositary receipt or such preferred stock are paid by the holder thereof.

Miscellaneous

   The Depositary will forward to holders of preferred stock all reports and communications from us which are delivered to the Depositary and which we are required to furnish to the holders of preferred stock.

   Neither the Depositary nor us will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the Depositary under the deposit agreement will be limited to performance in good faith of their and our duties thereunder and neither we nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. They may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

   The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary. Any such resignation or removal of the Depositary will take effect upon the appointment of a successor Depositary, which successor Depositary must be appointed within 45 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50.0 million.

Book Entry; The Depository Trust Company

   The Depository Trust Company ("DTC") acts as securities depository for the depositary shares. The depositary shares were issued only as fully-registered securities registered in the name of Cede & Co. (as nominee for DTC). Fully registered global securities were issued, representing in the aggregate the total number of shares of depositary shares, and were deposited with DTC.

   The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in depositary shares represented by a global security.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

   Purchasers of depositary shares within the DTC system must be made by or through Direct Participants, which will receive a credit for the depositary shares on DTC's records. The ownership interest of each actual purchaser of a depositary share ("Beneficial Owner") is in turn to be recorded on the Direct or Indirect Participant's records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased the depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Depositary Shares, except upon a resignation of DTC or upon a decision by us to discontinue the book-entry system of the Depositary Shares.

   To facilitate subsequent transfers, all the depositary shares deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the depositary shares with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the depositary shares; DTC's records reflect only the identity of the Direct Participants to whose accounts such depositary shares are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices with respect to the depositary shares shall be sent to Cede & Co. If less than all of the depositary shares are being redeemed, DTC's practice is to determine by lot the amount on the interest of each Direct Participant in such securities to be redeemed.

   Although voting with respect to the depositary shares is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the depositary shares. Under its usual procedures, DTC would mail an "Omnibus Proxy" (i.e., a proxy conferring on Direct Participants the right to vote as their interests appear) to the Direct Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Depositary Shares are credited on the record date (identified in a listing attached to the Omnibus Proxy). We believe that the arrangements among DTC, Direct and Indirect Participants and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a Direct Participant.

   Cash distribution payments and distribution payments in shares of common stock on the shares of Preferred Stock represented by the depositary shares will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

   Except as provided herein, a Beneficial Owner in the Global Securities will not be entitled to receive physical delivery of the depositary shares. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the depositary shares, including elections as to form of payment.

   DTC may discontinue providing its services as securities depositary with respect to the depositary shares at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates representing the depositary shares will be printed and delivered. If we decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary), certificates representing the depositary shares will be printed and delivered.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

                       DESCRIPTION OF THE PREFERRED STOCK

General

   As of August 2, 1999, we had outstanding 31,643,794 shares of Class A Common Stock (excluding 2,784,620 issued and outstanding shares held by UPC), 9,661,970 shares of Class B Common Stock, 116,764 shares of Series B Convertible Preferred Stock and 425,000 shares of preferred stock registered hereby.

   Each depositary share represents 1/20th of a share of preferred stock, par value $.01 per share. The holders of the preferred stock will have no preemptive rights with respect to any shares of our capital stock or any of our other securities that are convertible into or carrying rights or options to purchase any such shares. The preferred stock is fully paid and nonassessable.

   The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of the preferred stock will initially be Firstar Bank of Minnesota, N.A. (the "Transfer Agent"). The Transfer Agent will send notices to stockholders of any special meetings at which holders of the Preferred Stock have the right to vote. See "--Voting Rights" below.

   Set forth below is a description of the terms of the preferred stock and the Deposit Account and the circumstances under which holders of shares of preferred stock may be expected to receive payments from the Deposit Account. The following summaries of the preferred stock and the Deposit Account do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Second Restated Certificate of Incorporation, as amended, and the Deposit Account Agreement (as defined below).

Certain Definitions

   "Closing Price" for each day shall be the last sales price or in case no such reported sales take place on such day, the average of the last reported bid and asked price, in either case on the principal U.S. national securities exchange on which the shares of our common stock are admitted to trading or listed, or if not listed or admitted to trading on such exchange, the representative closing bid price as reported by the Nasdaq National Market, or if the Nasdaq National Market(R) is no longer reporting such information, or if not so available, the fair market price as determined, in good faith, by our Board of Directors.

   "Market Value" means, as of any date, the average of the daily Closing Price (as defined) for the five consecutive Trading Days (as defined) ending on such date.

   "Notice Date" means the tenth day prior to a Deposit Payment Date.

   "Trading Day" shall mean any business day on which the Nasdaq National Market (or any U.S. national securities exchange or quotation system on which the Common Stock is then listed) is open for the transaction of business.

Ranking

   The preferred stock ranks senior to our common stock, pari passu to our Series B Convertible Preferred Stock and senior to or pari passu with other future offerings of preferred stock.

   The Certificate of Designation provides that we may not, without the consent of the holders of at least 66 2/3% of the outstanding shares of preferred stock, authorize, create (by way of reclassification or otherwise) or issue any class or series of our capital stock ranking senior to the preferred stock ("Senior Securities") or any obligation or security convertible or exchangeable into or evidencing a right, option or warrant to purchase shares of any class or series of Senior Securities.

Securities Account

   Simultaneously with the closing of the Preferred Stock Placement, the initial purchasers of the depositary shares deposited approximately $29.8 million into the Securities Account. Holders of preferred stock are entitled to a quarterly return amount from the Securities Account in an amount equal to $0.8750 per depositary share (equivalent to $17.50 per share of preferred stock) commencing September 30, 1999 and through and including June 30, 2000 (the "Quarterly Return Amount"). Beginning on July 1, 2000 dividends will begin to accumulate on the preferred stock. We may, prior to any date on which a Quarterly Return Amount would otherwise be payable, deliver notice instructing the Depositary to purchase from us, for transfer to each holder of Depositary Shares, in lieu of all or a portion of the Quarterly Return Amount, that number of whole shares of common stock determined by dividing the Quarterly Return Amount to be satisfied with shares of common stock by:

  (A) 97% of the Market Value (as defined) of the common stock, if a shelf registration statement registering the resale of such shares is effective or the shares of common stock are eligible for resale pursuant to Rule 144(k) under the Securities Act, or

  (B) 93% of the Market Value of the common stock (clauses (A) and (B) are collectively referred to as the "Market Value Amount")

as of the date of such notice. Any amounts remaining in the Securities Account on June 30, 2000 after payment of all Quarterly Return Amounts will promptly be remitted to us by the Depositary.

   The funds deposited in the Securities Account will be invested in U.S. government obligations or U.S. government guaranteed obligations, which, together with the earnings thereon will be sufficient to pay the aggregate Quarterly Return Amounts.

   Unless on or prior the Notice Date (as defined), we shall have delivered to the Depositary a Direction Notice (as defined), the Depositary will deliver to each holder of depositary shares the Quarterly Return Amount on March 31, June 30, September 30 and December 31 of each year (each such date being a "Deposit Payment Date"), commencing on September 30, 1999 and continuing through and including June 30, 2000 (the "Deposit Expiration Date"). If we shall have delivered a direction notice to the Depositary (a "Direction Notice") on or prior to the Notice Date, the Depositary shall, as instructed by us in such Direction Notice, purchase from us, for delivery to each holder of depositary shares in lieu of all or a portion of the Quarterly Return Amount on the applicable Deposit Payment Date, that number of whole shares of common stock determined by dividing such Quarterly Return Amount by the Market Value Amount as of the Notice Date. At the written request of the Depositary, we have agreed under the terms of the deposit agreement governing the Securities Account (the "Securities Account Agreement") to deliver, for and on behalf of the Depositary, the shares of common stock acquired by the Depositary directly to holders of depositary shares.

   In the event of any conversion of the depositary shares prior to the Deposit Payment Date, we shall immediately after such conversion be paid any funds remaining in the Securities Account allocable to the Depositary Shares so converted. Such allocation shall be made pro rata based upon the number of depositary shares so converted.

   On the Deposit Expiration Date after distributing all Quarterly Return Amounts, the Securities Account Agreement requires the Deposit Agent to deliver to us any cash remaining in the Securities Account on such date and terminate the Securities Account.

   As a result of the foregoing, holders of Preferred Stock who have not converted their preferred stock as of the Deposit Expiration Date will receive through, and including such Deposit Expiration Date, cash distributions or shares of common stock or a combination thereof in an aggregate amount or value deemed at least equal to $3.50 for each depositary share ($70.00 per share of Preferred Stock) held by such holder.

Dividends

   Holders of the preferred stock are entitled to receive cumulative dividends at an annual rate of 7% of the Liquidation Preference (equivalent to $17.50 per share of preferred stock or $0.8750 for each depositary share), payable quarterly out of assets legally available therefor on March 31, June 30, September 30 and December 31 of each year, when, as and if declared by the Board of Directors, commencing September 30, 2000. Dividends will accumulate from July 1, 2000. Dividends, to the extent declared by our Board, may, at our option, be paid in cash or by delivery of fully paid and nonassessable shares of our Common Stock or a combination thereof. Dividends will be payable to holders of record as they appear on our stock register on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by our Board of Directors. Dividends payable on the preferred stock (and the corresponding depositary shares) for each full dividend period will be computed by dividing the annual dividend rate by four; dividends for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The preferred stock (and the corresponding depositary shares) will not be entitled to any dividends, whether payable in cash, property or securities, in excess of the full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accumulated and unpaid dividends.

   If we elect to pay dividends in shares of common stock, the number of shares of common stock to be distributed will be calculated by dividing such payment by the Market Value Amount as of the dividend payment record date.

   No dividends or distributions (other than a dividend or distribution in our stock ranking junior to the preferred stock in right of payment as to dividends and upon liquidation, dissolution or winding up) may be declared, made or paid or set apart for payment upon any of our stock ranking junior to or pari passu with the preferred stock in right of payment as to dividends, nor may any of our stock ranking junior to or pari passu with the preferred stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for our stock ranking junior to the preferred stock as to dividends and upon liquidation and in the case that monies for such dividends, distributions, redemptions, purchases, or other acquisitions are derived from the proceeds of a substantially concurrent offering of such securities) unless full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the preferred stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

   Notwithstanding the foregoing, if full dividends have not been declared and paid or set apart on the preferred stock and any other preferred stock ranking pari passu with the preferred stock as to dividends, dividends may be declared and paid on the preferred stock and such other pari passu preferred stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the preferred stock and such other pari passu preferred stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the preferred stock and such other preferred stock bear to each other; provided, that if such dividends are paid in cash on the other pari passu preferred stock, dividends will also be paid in cash on the preferred stock.

   The holders of shares of preferred stock (and the corresponding depositary shares) at the close of business on a dividend payment record date will be entitled to receive the dividend payment on those shares (except that holders of shares called for redemption or conversion on a redemption or conversion date between the record date and a date which is two days after payment of the dividend payment date will be entitled to receive such dividend on such redemption date as indicated under "--Optional Redemption" or such conversion date as indicated under "--Conversion Rights," as the case may be) on the corresponding dividend payment date notwithstanding the subsequent conversion thereof or our default in payment of the dividend due on the dividend payment date. Except as provided in the immediately preceding sentence and under the heading "--Conversion Rights", we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.

   Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the preferred stock (and the corresponding depositary shares), is limited by provisions contained in various financing agreements and indentures which restrict dividend payments to us by its subsidiaries and which restrict the payment of cash dividends by us or any of our subsidiaries on their respective equity securities. Similarly, our ability to declare and pay dividends may be limited by applicable Delaware law. As a result of these factors, we do not expect to pay cash dividends on the preferred stock for the forseeable future. We expect Quarterly Return Amounts to be paid in shares of common stock rather than in cash. See "Risk Factors--We are restricted from paying cash dividends and from redeeming the preferred stock; we could also be prevented from paying dividends on shares of our common stock."

Liquidation Preference

   The shares of preferred stock have a liquidation preference (the "Liquidation Preference") equal to $1,000 per share (or $50 per Depositary Share).

   If upon any voluntary dissolution, liquidation or winding up of us, the amounts payable with respect to the liquidation preference of the preferred stock and any of our other shares ranking as to any such distribution pari passu with the preferred stock are not paid in full, the holders of the preferred stock (and corresponding depositary shares) and of such other shares will share pro rata in proportion to the full distributable amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock (and corresponding depositary shares) will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business (other than in connection with the winding up of its business), nor the merger or consolidation of us into or with any other corporation, will be deemed to be dissolution, liquidation or winding up of us. In the event of any voluntary or involuntary dissolution, liquidation or winding up of us, the Deposit Agent will be required to return to the holders of the preferred stock (and corresponding depositary shares) any funds at the time remaining in the Deposit Account.

Optional Redemption

   The preferred stock (and corresponding depositary shares) are not subject to any sinking fund or similar provisions. The preferred stock (and corresponding depositary shares) may not be redeemed prior to June 30, 2002. On or after June 30, 2002, the preferred stock (and corresponding depositary shares) may be redeemed, in whole or in part, at our option, in cash, by delivery of fully paid and nonassessable shares of common stock or any combination thereof, upon not less than 20 days' notice nor more than 60 days' notice, during the twelve-month periods commencing on June 30 of the years indicated below, at the following redemption prices per depositary share, plus in each case all accumulated and unpaid dividends to the redemption date plus any accrued but unpaid liquidated damages:

                                                                      Redemption
                                                                      Price per
                                                                      Depositary
   Year                                                                 Share
   ----                                                               ----------
   2002..............................................................   $52.00
   2003..............................................................   $51.50
   2004..............................................................   $51.00
   2005..............................................................   $50.50
   2006 and thereafter...............................................   $50.00

   In the event that fewer than all the outstanding shares of the preferred stock (and corresponding depositary shares) are to be redeemed, the shares to be redeemed will be determined pro rata or by lot. If we elect to make any redemption payments in shares of common stock, the number of shares of common stock to be distributed will be calculated by dividing such payment by the Market Value Amount as of the redemption notice date.

   From and after the applicable redemption date (unless we are then in default of payment of the redemption price), dividends on the shares of the preferred stock (and corresponding depositary shares) to be redeemed on such redemption date shall cease to accumulate, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as our preferred stock holders (except the right to receive the redemption price and accumulated dividend amounts and liquidation penalties, if any through the reduction date) will cease.

   If any dividends on the preferred stock are in arrears, no shares of the preferred stock (and corresponding depositary shares) will be redeemed unless all dividends in arrears are paid or all outstanding shares of the preferred stock (and corresponding depositary shares) are simultaneously redeemed.

Voting Rights

   Except as required by law, holders of the preferred stock (and corresponding depositary shares) have no voting rights except as set forth below. Under Delaware law, holders of the preferred stock will be entitled to vote as a class upon a proposed amendment to our certificate of incorporation or the Certificate of Designation, whether or not entitled to vote thereon by the Certificate of Designation, if the amendment would alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If the dividends or Quarterly Return Amounts payable on the preferred stock are in arrears for six quarterly periods, the holders of the preferred stock voting separately as a class with the shares of any other preferred stock preference securities having similar voting rights will be entitled at the next regular or special meeting of our stockholders to elect two directors to our Board of Directors (such voting rights will continue only until such time as the dividend arrearage on the preferred stock has been paid in full).

   The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding preferred stock will be required for the issuance of any class or series of our stock (or security convertible into stock or evidencing a right to purchase any shares of any class or series of stock) ranking senior to the preferred stock as to dividends, liquidation rights or voting rights and for amendments to our Second Restated Certificate of Incorporation, as amended to date, that would affect adversely the rights of holders of the Preferred Stock, including, without limitation,

  . any increase in the authorized number of shares of all series preferred stock in excess of 3,000,000 shares, and

  . the issuance of any shares of preferred stock in excess of the number of shares of such stock authorized in the Certificate of Designation thereof as of the date of the original issuance of the preferred stock.

In all such cases each share of preferred stock shall be entitled to one vote. Holders of Depositary Shares are entitled to direct voting of the shares of Preferred Stock represented thereby.

Conversion Rights

 Conversion at Option of Holders

   Each outstanding share of the preferred stock (and corresponding depositary shares) is convertible at any time at the option of the holder thereof into such number of whole shares of Common Stock as is equal to the Liquidation Preference represented by such shares divided by an initial conversion price of $84.30, equivalent to 0.5931 shares of common stock per Depositary Share, subject to adjustment as described below (such price as adjusted at the time of determination being referred to as the "Conversion Price"). We must pay all unpaid dividends on the preferred stock which have accumulated since the Deposit Expiration Date to the last quarterly dividend payment date preceding the date of conversion in cash or by issuing that whole number of shares of common stock, equal to the amount of accumulated and unpaid dividends to be paid in common stock divided by the Market Value Amount as of the conversion date, plus cash for any fractional amounts, or by any combination thereof. A share of preferred stock called for redemption will be convertible into shares of common stock up to and including but not after the close of business on the second business day prior to the date fixed for redemption unless we default in the payment of the amount payable upon redemption.

 Conversion at our Option

   We have the option to convert all (but not less than all) of the shares of preferred stock into shares of common stock at the then Conversion Price, together with a payment equal to the sum of all accumulated but unpaid dividends or Quarterly Return Amounts or liquidated damages, if any, through the conversion date if, on or after, June 30, 2002, the Closing Price of our common stock has equaled or exceeded 130% of the Conversion Price for at least 20 Trading Days within any 30 consecutive Trading Days. We may effect this payment, at our option, in cash or by delivery of fully paid nonassessable shares of common stock by issuing that whole number of shares of common stock equal to the amount of such payment divided by the Market Value Amount, as of the conversion date or by any combination thereof.

   We also have the option to convert all (but not less than all) of the shares of preferred stock into shares of common stock at the then Conversion Price, plus accumulated and unpaid dividends or Quarterly Return Amounts or liquidated damages, if any, whether or not declared, to the conversion date (the "Provisional Conversion Date"), on or after December 31, 2000 (the "Provisional Conversion"), if the closing price of the common stock has equaled or exceeded 150% of the Conversion Price for at least 20 Trading Days within any 30 consecutive Trading Day period. If we undertake a Provisional Conversion, holders of preferred stock to whom we give notice of such Provisional Conversion, will, in addition to the shares of common stock which they will receive pursuant to the preceding sentence, also receive a payment (the "Additional Payment") in an amount equal to the present value of the aggregate amount of the dividends that would thereafter have been payable on the preferred stock (whether or not declared) from the Provisional Conversion Date to June 30, 2002 (the "Additional Period"). The present value will be calculated using as the discount rate the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the Additional Period, calculated as of the day immediately preceding the date on which a notice of Provisional Conversion is mailed. We may effect payment of accumulated and unpaid dividends or Quarterly Return Amount or liquidated damages or Additional Amounts, at our option, in cash or by delivery of fully paid nonassessable shares of common stock by issuing that whole number of shares of common stock equal to the amount of such payment divided by the Market Value Amount as of the conversion date or by any combination thereof.

   Upon the occurrence of an event specified above giving rise to our right to cause a conversion of the preferred stock, and for so long as the conditions giving rise to such right are continuing or within 10 days after the occurrence thereof, if we elect to convert shares of preferred stock to common stock we must give to holders of preferred stock a notice specifying:

  .the date of such conversion (which date shall be the date of such notice);

  .the Closing Price of the common stock as of the date of such notice;

  . a statement that we are exercising our right to cause the mandatory conversion and a brief description of the provisions of the preferred stock conferring such right upon us;

  .a brief summary of any transfer restrictions on the shares of common stock issuable upon conversion;

  .the approximate date and manner upon which shares of common stock will be made available;

  .the Conversion Price as of the date of the notice;

  . the amount of accumulated but unpaid dividends, liquidated damages and Quarterly Return Amounts, if any; and

  . a statement that unless we default in delivery of the shares of common stock into which such preferred stock has been converted, holders rights as preferred stockholders shall cease as of the date of such notice and holders shall thereafter have all rights as other holders of common stock.

 Conversion Price Adjustment

   The Conversion Price is subject to adjustment (in accordance with formulas set forth in the Certificate of Designation) in certain events, including:

  . any payment of a dividend (or other distribution) payable in shares of common stock to all holders of any class of our capital stock (other than the issuance of shares of common stock in connection with the payment of dividends on, redemption of or the conversion of the preferred stock or any preferred stock pari passu to the preferred stock),

  . any issuance to all holders of shares of common stock of rights, options or warrants entitling them to subscribe for or purchase shares of our common stock or securities convertible into or exchangeable for shares of common stock at less than Market Value as of the date of conversion or exchange; provided, however, that no adjustment shall be made with respect to such a distribution if the holder of shares of preferred stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of preferred stock into common stock; and, provided further, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur,

  . any subdivision, combination or reclassification of any class of common stock,

  . any distribution consisting exclusively of cash (excluding any cash distribution upon a merger or consolidation to which the second succeeding paragraph applies) to all holders of shares of common stock in an aggregate amount that, combined together with:

   (A) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made, and

   (B) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by us or any of our subsidiaries for shares of common stock concluded within the then-preceding 12-months in respect of which no adjustment has been made, exceeds 12.5% of our market capitalization (defined as the product of the then-current market price of the common stock times the number of shares of common stock then outstanding) on the record date of such distribution,

  . the completion of a tender or exchange offer made by us or any of our subsidiaries for shares of any class of common stock that involves an aggregate consideration that, together with:

   (A) any cash and other consideration payable in a tender or exchange offer by us or any of our subsidiaries for shares of any class of common stock expiring within the then-preceding 12-months in respect of which no adjustments have been made, and

   (B) the aggregate amount of any such all-cash distributions referred to in the preceding bullet point to all holders of shares of common stock within the preceding 12-months in respect of which no adjustments have been made, exceeds 12.5% of our market capitalization just prior to the expiration of such tender offer, or

  . a distribution to all holders of common stock consisting of evidence of indebtedness, shares of capital stock other than common stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above).

No adjustment of the Conversion Price will be required to be made until the cumulative adjustments (whether or not made) amount to 1.0% or more of the Conversion Price as last adjusted. We reserve the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event we elect to make such a reduction in the Conversion

Price, we will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

   In the event that we distribute rights or warrants (other than those referred to in the second bullet point in the preceding paragraph) pro rata to all holders of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any preferred stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock then issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows:

  . if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants, and

  . if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such preferred stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants. In the event the holders of the preferred stock are not entitled to receive such rights or warrants, the Conversion Price will be subject to adjustment upon any declaration or distribution of such rights or warrants.

   In case of any reclassification, consolidation or merger of us with or into another person or any merger of another person with or into us (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of our assets (computed on a consolidated basis), each share of preferred stock then outstanding will, without the consent of any holder of preferred stock, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of common stock into which such preferred stock was convertible immediately prior thereto, after giving effect to any adjustment event; provided, however, that the adjustments described below may apply upon the occurrence of a change of control.

   In the case of any distribution by us to our stockholders of substantially all of our assets, each holder of preferred stock (and corresponding depositary shares) will participate pro rata in such distribution based on the number of shares of common stock into which such holders' shares of preferred stock would have been convertible immediately prior to such distribution, unless the amount of such distribution would result in a payment less than the Liquidation Preference, in which case the Liquidation Preference shall be paid.

   Notwithstanding the foregoing, upon a Change of Control (as defined below), if the Market Value at such time is less than the Conversion Price, then the Conversion Price will be subject to a temporary adjustment for a period of 60 days such that the Conversion Price will be equal to the greater of:

  . the Market Value on the date on which a Change of Control event occurs, and

  . 66.67% of the Market Value as of the date of the Preferred Stock
    Placement.

In lieu of issuing the shares of common stock issuable upon conversion in the event of a Change of Control, we may, at our option, make a cash payment equal to the greater of the above bullet points, or any combination thereof.

   The Company's Certificate of Designation defines "Change of Control" as any of the following events:

  (A) the sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) other than Existing Shareholders (except in connection with a liquidation or dissolution of us that does not constitute a Change of Control under clause (B) below),

  (B) the approval by our requisite shareholders of a plan of liquidation or statutory dissolution (which shall not be construed to include a plan of merger or consolidation) of us, unless Existing Shareholders "beneficially own" (as defined in Rule 13d-3 under the Exchange Act) at least the same percentage of voting power after the consummation of such plan as before or otherwise retain the right or ability, by voting power, to control the Person that acquires the proceeds of such liquidation or dissolution,

  (C) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Existing Shareholders, becomes the "beneficial owner" (as so defined) of more than 35% of the total voting power of all classes of our voting stock or a successor and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, provided that Existing Shareholders "beneficially own" (as so defined), in the aggregate, a percentage of such voting stock or warrants having a lesser percentage of voting power than such other "person" or "group" and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our Board of Directors, or

  (D) during any period of two consecutive years, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose nomination for election or appointment by such board or whose election by our stockholders was approved by a vote of the Existing Shareholders or a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors then in office.

  Notwithstanding clause (C) above,

    . the acquisition by a Qualified Investor of 49% or less of our voting stock shall not constitute a Change of Control, and

    . a merger or consolidation that would otherwise constitute a Change of Control hereunder shall not constitute a Change of Control if at least 90% of the consideration consists of common stock that is, or upon issuance, will be traded on a United States national securities exchange or quoted on the Nasdaq National Market.

  "Existing Shareholders" means Albert M. Carollo, Lawrence F. DeGeorge, Lawrence J. DeGeorge, Curtis Rochelle, Marian Rochelle, Rochelle Investments, Ltd. (so long as it is controlled by Curtis or Marian Rochelle), Gene W. Schneider, G. Schneider Holdings, Co. and The Gene W. Schneider Family Trust (so long as each is controlled by Gene W. Schneider or trustees appointed by him), Janet S. Schneider and Mark L. Schneider, Apollo Cable Partners, L.P. and Apollo Advisors L.P. (collectively, the "Principals") and with respect to any Principal means:

    (A) any controlling stockholder or 80% (or more) owned subsidiary of such Principal, or with respect to each individual Principal, (1) family partnerships, corporations or other entities holding our equity interests, the transferee(s) or the surviving entities or entities solely for the benefit of such Principal or any of the Persons listed in (2) through (5) below, (2) such Principal's spouse, (3) such Principal's children, grandchildren, stepchildren, step grandchildren and their spouses, (4) heirs, legatees and divisees, and (5) trusts primarily for the benefit of any of the foregoing; or

    (B) any trust corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% (or more) controlling interest of which consist of such Principal and/or such other persons referred to in the immediately preceding clause (A).

  "Qualified Investor" means an investment grade debt issuer approved by our Board of Directors, which either:

    (A) is in the telecommunications industry, or

    (B) engages in a business which will benefit from strategic synergies from an investment in us.

   The phrase "all or substantially all" of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of "all or substantially all" of our assets.

Amendment, Supplement and Waiver

   To the extent permitted by law, without the consent of any holder of preferred stock, we may amend or supplement the Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated preferred stock in addition to or in place of certificated preferred stock, to provide for assumption of our obligations to holders of the preferred stock in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the preferred stock or that does not adversely affect the legal rights under the Certificate of Designation of any such holder.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

   The following is a general discussion of certain of the expected United States federal tax consequences applicable to persons who purchase depositary shares and who hold the depositary shares, the underlying preferred stock, the common stock received with respect to the preferred stock, and the interest in the underlying assets of the Deposit Account as "capital assets" for United States federal income tax purposes (such persons are referred to in this discussion as "Holders"). This discussion is intended as a descriptive summary only and does not purport to be a complete technical analysis or listing of all potential tax considerations that may be relevant to Holders. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations promulgated thereunder (the "Regulations"), and public administrative and judicial interpretations of the Code and the Regulations, all of which are subject to change, which changes could be applied retroactively. This discussion is also based on the information contained in this prospectus and the related documents. This discussion does not cover all aspects of United States federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular Holders and does not address foreign, state, or local tax consequences.

   We have not sought and will not seek a ruling from the United States Internal Revenue Service (the "Service") with respect to this offering. There can be no assurance that the Service will not take a different position concerning the tax consequences of the acquisition, ownership, or disposition of the depositary shares, the underlying preferred stock, the common stock received with respect to the preferred stock, or an interest in the Deposit Account, or that the Service's position would not be sustained by a court.

   The tax consequences to a Holder may vary depending on the Holder's particular situation or status. Holders who are subject to special rules under the Code (including insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons who hold the depositary shares, the underlying preferred stock, the common stock received with respect to the preferred stock, or an interest in the Deposit Account as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for United States federal income tax purposes or who have a functional currency other than the United States dollar, investors in pass-through entities, traders in securities who elect to mark-to-market, certain expatriates, and except as expressly addressed herein, Non-U.S. Holders (as defined below)) may be subject to tax rules that are not discussed herein or that differ significantly from the rules summarized below.

   As used in this discussion, the term "U.S. Holder" means a beneficial owner of the depositary shares, the underlying preferred stock, the common stock received with respect to the preferred stock, or an interest in the Deposit Account who is a Holder and, for United States federal income tax purposes, is
(i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, of the District of Columbia, or of any State (except, in the case of a partnership, to the extent provided in the Regulations), (iii) an estate the income of which is subject to United States federal income tax, regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. To the extent to be prescribed in the Regulations, which Regulations have not been issued, a trust that was in existence on August 20, 1996 (other than a trust treated as owned by the grantor under sections 671 through 679 of the Code), and which was a United States person on August 19, 1996, may elect to continue to be treated as a United States person, and if such election is made, will be treated as a U.S. Holder for purposes of this discussion notwithstanding the preceding sentence. As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of the depositary shares, the underlying preferred stock, the common stock received with respect to the preferred stock, or an interest in the Deposit Account who is a Holder and, for United States federal income tax purposes, is not a U.S. Holder.

   THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND A PROSPECTIVE PURCHASER SHOULD NOT CONSTRUE THE CONTENTS HEREOF AS TAX ADVICE. EACH

PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PERSON OF THE ACQUISITION, OWNERSHIP, OR DISPOSITION OF THE DEPOSITARY SHARES, THE UNDERLYING PREFERRED STOCK, THE COMMON STOCK RECEIVED WITH RESPECT TO THE PREFERRED STOCK, OR AN INTEREST IN THE DEPOSIT ACCOUNT, INCLUDING THE APPLICABILITY AND EFFECT OF ALL FOREIGN, STATE, AND LOCAL TAX LAWS, AND OF ANY CHANGE IN UNITED STATES FEDERAL TAX LAW OR ADMINISTRATIVE OR JUDICIAL INTERPRETATION THEREOF SINCE THE DATE OF THIS PROSPECTUS.

General

  Depositary Share Arrangement

   Each depositary share represents one-twentieth of a share of preferred stock deposited under the deposit agreement. Subject to the terms of the deposit agreement, each Holder who holds a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all of the rights and preferences of the preferred stock represented thereby and subject, proportionately, to all of the limitations of the preferred stock represented thereby, as contained in the certificate of designation for the preferred stock. As a result, a Holder who holds depositary shares will generally be treated, for United States federal income tax purposes, as the owner of its proportionate interest in the underlying shares of preferred stock held by the Depository. Accordingly, no gain or loss will be recognized upon the exchange of the depository shares for the Holder's proportionate interest in the shares of the preferred stock represented thereby, the Holder's tax basis in such shares of the preferred stock will be the same as its tax basis in the depository shares surrendered therefor, and the holding period of such shares of the preferred stock will include the period during which the Holder held the surrendered depository shares. The United States federal tax treatment for Holders who hold depository shares is generally the same as the United States federal tax treatment described below for Holders who hold shares of the underlying preferred stock directly, and references in this discussion to shares of the preferred stock are intended to include the depositary shares where appropriate.

  Deposit Account

   Pursuant to the terms of the Deposit Account Agreement, each Holder who holds shares of the preferred stock should be treated as holding a direct interest in the Deposit Account and owning a pro rata portion of the assets held in the Deposit Account. Although there is no authority directly applicable to the treatment of the Deposit Account, we believe that the intended treatment is appropriate for United States federal income tax purposes because (i) the Deposit Account assets are not intended to be subject to the claims of our creditors, (ii) we will not be entitled to receive the Deposit Account assets except under limited circumstances, and (iii) earnings generated by the Deposit Account assets will be available for distribution to or application for the benefit of the Holders. As a result, we will not treat the cash deposited in the Deposit Account as received in exchange for shares of the preferred stock. Instead, we intend to take the position that the purchase of shares of the preferred stock, together with an interest in the Deposit Account, is the equivalent of a purchase of a unit for United States federal income tax purposes. Under such treatment, the issue price of each component comprising the unit would be determined by allocating the issue price of the unit between the components based on their relative fair market values on the date of issuance, and the initial tax basis of each such component would equal its issue price.

U.S. Holders

 Shares of Preferred Stock

  Distributions

   General. Distributions of cash or shares of common stock with respect to shares of the preferred stock following the Deposit Expiration Date will constitute dividend income for United States federal income tax purposes, subject to tax as ordinary income, to the extent paid from our current or accumulated earnings and profits as specially determined for United States federal income tax purposes. In the case of a distribution of shares of common stock, the amount of such distribution will equal the fair market value of such shares on the date of distribution. For a summary of the United States federal income tax treatment of the distribution of cash or shares of common stock on or prior to the Deposit Expiration Date, see the discussion below under the heading "--U.S. Holders--Deposit Account--Income Inclusion; Distributions in Respect of the Quarterly Return Amount."

   We presently do not have any accumulated earnings and profits and we may not have any current earnings and profits in the current taxable year, as determined under United States federal income tax principles. Distributions of cash and shares of common stock paid to a U.S. Holder in excess of our current and accumulated earnings and profits will be treated as a nontaxable return of capital and will reduce the U.S. Holder's adjusted tax basis in its shares of preferred stock, but not below zero. Distributions paid to a U.S. Holder in excess of the U.S. Holder's adjusted tax basis in its shares of preferred stock will be subject to tax as capital gain and will constitute long-term capital gain if the U.S. Holder's holding period is more than one year.

   Dividends Received Deduction and Extraordinary Dividend Treatment. Corporate U.S. Holders will generally be entitled to claim as a deduction 70 percent of the amount of any distribution on shares of preferred stock that qualifies as a dividend for United States federal income tax purposes, subject to limitations, including limitations relating to minimum holding periods, the financing of such U.S. Holder's acquisition or ownership of shares of preferred stock, and alternative minimum tax. In addition, if the distribution constitutes an "extraordinary dividend" within the meaning of section 1059 of the Code, a corporate U.S. Holder may be required to reduce its adjusted tax basis in its shares of preferred stock by the amount of the dividend excluded from income under the dividends received deduction provisions. Distributions with respect to shares of the preferred stock will not qualify as dividends and thus, will not be eligible for the dividends received deduction, unless and until such distributions are paid out of current or accumulated earnings and profits for United States federal income tax purposes.

  Constructive Distributions

   Redemption Premium. Under certain circumstances, section 305 of the Code requires that any excess of the redemption price of the preferred stock over its issue price, subject to a de minimis exception, be treated as a constructive distribution and be taken into account by a U.S. Holder on an economic accrual basis, prior to actual receipt of the redemption premium. For purposes of this provision, the Regulations disregard any premium attributable to optional redemption provisions that are not more likely than not to occur based on all of the facts and circumstances as of the issue date. A premium will be treated as not more likely than not to occur under the Regulations if
(i) the issuer and the holder are not related, applying certain modified related party rules, (ii) no plan, arrangement, or agreement exists that effectively requires or is intended to compel the issuer to exercise the redemption right, and (iii) the exercise of the redemption right would not reduce the yield on the preferred stock. Due to the nature of our redemption rights (see "Description of the Preferred Stock--Optional Redemption and Description of the Preferred Stock--Conversion Rights--Conversion at our Option") we do not intend to treat the preferred stock as being subject to the redemption premium provisions of section 305 of the Code.

   Adjustment of Conversion Price. In general, any adjustment in the conversion price that increases the interest of the U.S. Holders who hold shares of the preferred stock in our assets or earnings and profits will result in a constructive dividend distribution to such U.S. Holders, unless a safe harbor under the Regulations applies. The antidilution safe harbor provides that changes in the conversion price made solely to avoid dilution in the interests of U.S. Holders who hold shares of the preferred stock will not result in a constructive dividend, but the safe harbor specifically does not cover conversion price adjustments that are made to compensate the U.S. Holders who hold shares of the Preferred Stock for taxable cash or property distributions to other stockholders. The antidilution safe harbor covers some but not all of the possible circumstances that could result in an adjustment to the conversion price with respect to shares of the preferred stock. For example, a decrease in the conversion price in the event of distributions of indebtedness or assets by us will generally result in deemed dividend treatment to U.S. Holders who hold shares of the preferred stock to the extent of our applicable earnings and profits, but generally a decrease in the event of stock dividends or the distribution of rights to subscribe for our common stock will not result in a taxable stock dividend.

  Sale, Redemption, or Conversion

   Sale. Upon a sale or other disposition, other than a redemption or conversion, of shares of the preferred stock, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized by the U.S. Holder (other than the amount, if any, treated as received in respect of a disposition of an interest in the Deposit Account) and the U.S. Holder's adjusted tax basis in such shares. Such gain or loss will be long-term gain or loss if the U.S. Holder's holding period with respect to the shares of preferred stock is more than one year.

   Redemption. Generally, any gain or loss recognized by a U.S. Holder upon redemption of the shares of preferred stock for cash will be treated as gain or loss from the sale or exchange of such shares if, taking into account stock that is actually or constructively owned as determined under section 318 of the Code: (i) such U.S. Holder's equity interest in us (including shares of preferred stock and common stock) is completely terminated as a result of the redemption, (ii) such U.S. Holder's percentage ownership in our voting stock immediately after the redemption is less than 80 percent of such percentage ownership immediately before the redemption, or (iii) the redemption is "not essentially equivalent to a dividend," within the meaning of section 302 of the Code. In applying each of these tests, certain attribution and constructive ownership rules apply. If none of the foregoing tests is met, the proceeds of the redemption will be treated as a distribution, potentially subject to tax as ordinary dividend income, as described above under the heading "U.S. Holders--Shares of Preferred Stock--Distributions."

   In the event that we determine to redeem shares of preferred stock for a combination of cash and shares of common stock, a U.S. Holder who holds shares of preferred stock will recognize gain, but not loss, in an amount equal to the lesser of the gain, if any, realized in the redemption and the cash received. Any such gain will be subject to tax as capital gain unless none of the tests described in the foregoing paragraph are met, in which case such gain will be treated as a distribution, potentially subject to tax as ordinary dividend income, as described above under the heading "U.S. Holders--Shares of Preferred Stock--Distributions." In the event that we determine to redeem shares of the preferred stock solely for shares of common stock, such redemption will generally be a tax-free transaction as described below under the heading "U.S. Holders--Sale, Redemption, or Conversion--Conversion of Shares of Preferred Stock."

   In addition, any cash or shares of common stock received by a U.S. Holder upon a redemption of shares of preferred stock, that are attributable to dividend arrearages will be treated as a distribution with respect to the shares of preferred stock, in an amount equal to the cash or the fair market value of shares common stock as determined on the date of distribution, potentially subject to tax as ordinary dividend income, as described above under the heading "U.S. Holders--Shares of Preferred Stock--Distributions." A U.S. Holder will have a tax basis in such shares of Common Stock equal to their fair market value as determined on the date of distribution and the holding period of such shares will begin on the day following that date. In the event that funds remaining in the Deposit Account are paid to us as a result of a redemption of shares of preferred stock on or prior to the Deposit Expiration Date, such payment should not represent a current deduction for United States federal income tax purposes, but rather an additional contribution by the U.S. Holder that should increase the U.S. holder's adjusted tax basis in its shares of our preferred stock or common stock.

   Conversion of Shares of Preferred Stock. A U.S. Holder will generally not recognize gain or loss as a result of a conversion of shares of preferred stock into shares common stock, except to the extent of cash received in lieu of a fractional share of common stock. In addition, the fair market value of any shares of common stock received by a

U.S. Holder, upon conversion of shares of preferred stock, that are attributable to dividend arrearages will be treated as a distribution on such shares of preferred stock, potentially subject to tax as ordinary dividend income, as described above under the heading "--U.S. Holders--Shares of Preferred Stock--Distributions."

   Generally, the adjusted tax basis of the shares of common stock received pursuant to the exercise of the conversion feature will equal the tax basis of the shares of preferred stock surrendered in exchange therefor and the holding period of the shares of common stock received upon conversion will include the holding period of such shares of preferred stock. Any shares of common stock received by a U.S. Holder that are attributable to dividend arrearages, however, will have a tax basis equal to the fair market value of the shares as determined on the date of distribution and the holding period of the shares will begin on the day following such date. In the event that funds remaining in the Deposit Account are paid to us as a result of a of a conversion of shares of preferred stock into shares of common stock, on or prior to the Deposit Expiration Date, the amount paid should not represent a current deduction for United States federal income tax purpose, but rather an additional contribution by the U.S. Holder that should be added to the adjusted tax basis of the shares of preferred stock surrendered in arriving at the initial adjusted tax basis in the shares of common stock received pursuant to the exercise of the conversion.

 Deposit Account

  Income Inclusion; Distributions in Respect of the Quarterly Return Amount

   In accordance with the treatment of U.S. Holders who hold an interest in the Deposit Account as owning a pro rata portion of the assets held in the Deposit Account, each such U.S. Holders should include in income its pro rata share of the items of income and gain earned on the investments held in the Deposit Account when such items are accrued or received in accordance with the U.S. Holder's regular method of tax accounting. As a result, cash distributions of the Quarterly Return Amount paid to a U.S. Holder from the Deposit Account should generally be treated as nontaxable withdrawals of a portion of the funds held in the Deposit Account.

   Shares of common stock purchased by the Depositary from Deposit Account funds and distributed to a U.S. Holder who holds an interest in the Deposit Account should generally be treated as a purchase of such shares by the U.S. Holder for an amount equal to the U.S. Holder's share of the Deposit Account funds used to purchase such shares of common stock. The shares of common stock received should generally have a tax basis equal to their fair market value, determined as of the date on which the Depositary purchased such shares, and a holding period that begins on the day following such date. Although there is no authority directly addressing the issue, to the extent that the fair market value of the shares of common stock, as determined on the date of purchase by the Depositary, exceeds the amount paid by the Depositary for the shares, it is likely that the excess would be treated as a payment on the shares of preferred stock, in which case such amount should be treated as a distribution on the shares of preferred stock held by the U.S. Holder, potentially subject to tax as ordinary dividend income, as described above under the heading "U.S. Holders--Shares of Preferred Stock--Distributions."

  Sale or Exchange

   Upon a sale, exchange, or other disposition of an interest in the Deposit Account, including a disposition of the Deposit Account in connection with a redemption or conversion of shares of Preferred Stock on or prior to the Deposit Expiration Date, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized by the U.S. Holder (other than the amount received, if any, in respect of accrued but unpaid items of interest income earned on investments held in the Deposit Account) and the U.S. Holder's adjusted tax basis in the Deposit Account assets. Such gain or loss will be short term or long-term depending upon the holding period of the investments held in the Deposit Account. For a discussion of tax bases adjustments to shares of preferred stock that are redeemed, or a conversion of shares of preferred stock into shares of common stock, in either case on or prior to the Deposit Expiration Date, see the discussion above under the heading "--U.S. Holders--Shares of Preferred Stock--Sale, Redemption, or Conversion."

 Common Stock

   Distributions with respect to shares of common stock will generally be subject to tax to U.S. Holders in the manner and under the circumstances described above for distributions with respect to shares of the preferred stock. In addition, upon the sale or other taxable disposition of shares of common stock, U.S. Holders will generally be subject to tax in the same manner and under the circumstances described above with respect to shares of the preferred stock.

Non-U.S. Holders

 Distributions on Shares of Preferred Stock

   A distribution of cash or shares of common stock with respect to shares of preferred stock that constitutes the payment of a dividend for purposes of United States federal income taxation, as discussed above under the heading "-- U.S. Holders--Shares of Preferred Stock--Distributions," will generally be subject to withholding of United States federal income tax at the rate of 30 per cent unless the dividend is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, in which case the dividend will be subject to the United States federal income tax imposed on net income on the same basis that applies to United States persons generally (and, with respect to corporate Non-U.S. Holders and under certain circumstances, the branch profits tax). Distributions in excess of current accumulated earnings and profits generally are treated as dividends for purposes of the foregoing. Under regulations effective for payments made after December 31, 2000, however, corporations may elect to treat distributions in excess of current or accumulated earnings and profits as distributions other than dividends not subject to withholding to the extent of such excess.

   Non-U.S. Holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes. Non-U.S. Holders may be able to claim a refund for over-withheld amounts by filing an appropriate claim for a refund with the Internal Revenue Service. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim such treaty benefits.

   In the case of any distribution made in shares of common stock that is treated as a dividend for United States federal income tax purposes, we intend to withhold a number of shares of common stock with a fair market value equal to the amount of any United States federal taxes that are required to be withheld. In addition, in the event of any deemed dividend distribution resulting from an adjustment to the conversion price as discussed above under the heading "--U.S. Holders--Shares of Preferred Stock--Constructive Distributions--Adjustment of Conversion Price," we intend to withhold, on the next distribution of any value to Non-U.S. Holders who hold shares of preferred stock, an amount equal to any United States federal taxes that are required to be withheld in respect of any such deemed dividend distribution.

 Distributions from the Deposit Account

   Because a distribution paid from the Deposit Account in respect of the Quarterly Return Amount should be treated as nontaxable withdrawal of a portion of the funds held in the Deposit Account as discussed above under the heading "--U.S. Holders--Deposit Account--Distributions in Respect of the Quarterly Return Amount, a Non-U.S. Holder should not generally be subject to United States federal income or withholding tax on such distribution. Distributions made from the Deposit Account attributable to amounts earned on United States government obligations held by the Deposit Account should also be exempt from United States federal income or withholding tax as portfolio interest, provided that the Non-U.S. Holder provides to the Depositary a properly completed United States Internal Revenue Service Form W-8 (or Form W-8BEN) or a similar substitute form.

   Shares of common stock purchased by the Depositary from Deposit Account funds and distributed to a Non-U.S. Holder of an interest in the Deposit Account should generally be treated as a purchase of shares of common stock by the Non-U.S. Holder for an amount equal to the Non-U.S. Holder's share of the Deposit Account funds used to purchase such shares of common stock. The shares of common stock received should have a tax basis equal to their fair market value, determined as of the date on which the Depositary purchased such shares, and a holding period that will begin on the day following such date. To the extent that the fair market value of the shares of common stock, as determined on the date of purchase by the Depositary, exceeds the amount paid by the Depositary for the shares, the excess should be treated as a distribution on the shares of preferred stock held by the Non-U.S. Holder, potentially subject to United States federal withholding taxation, as described above under the heading "-- Non-U.S. Holders--Shares of Preferred Stock--Distributions."

 Sale, Redemption, or Conversion of Preferred Shares; Sale of Interest in Deposit Account

   A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption, or other disposition of shares of preferred stock or common stock, or a sale or other disposition of an interest in the Deposit Account, unless (i) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met. Gain that is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder will be subject to United States federal income tax imposed on net income on the same basis that applies to United States persons generally (and, with respect to corporate Non-U.S. Holders and under certain circumstances, the branch profits tax) but will not be subject to withholding tax. Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules.

   In addition, any cash or shares of common stock received by a Non-U.S. Holder upon a conversion or redemption of shares of preferred stock that are attributable to dividend arrearages will be treated as a distribution on the shares of preferred stock, in an amount equal to the cash or the fair market value of shares of common stock as determined on the date of distribution, potentially subject to United States federal withholding tax, as described above under the heading "--Non-U.S. Holders--Shares of Preferred Stock-- Distributions."

 United States Federal Estate Taxes

   The value of any shares of preferred stock or common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States on the date of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Any United States government obligations held by the Deposit Account that are treated as owned by such an individual, however, should not be included in such individual's estate for United States federal estate tax purposes.

 Backup Withholding and Information Reporting

   Current United States federal income tax law provides that in the case of payments of dividends and interest to a Non-U.S. Holder, the 31% backup withholding tax will not apply provided that the Non-U.S. Holder certifies to its status as a non-United States person on a United States Internal Revenue Service Form W-8 (or Form W-8BEN) or similar substitute form, or an exemption has otherwise been established, provided in each case that we or the paying agent, as the case may be, do not have actual knowledge that the payee is a United States person.

   Under current Treasury regulations, payments of the proceeds of the sale of shares of preferred stock or common stock, or an interest in the Deposit Account, to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50 percent or more of whose gross income is from a United States trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the holder is not a United States person and certain other conditions are met or the holder otherwise establishes an exemption. Payment of the proceeds of a sale to or through the United States office of a broker is subject to backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

   Recently, the Treasury Department has promulgated final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the Final Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The Final Regulations are anticipated to become effective for payments made after December 31, 2000.

                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

   This prospectus relates to the resale by the selling securityholders of the depositary shares listed below and the underlying preferred stock and shares of common stock issued upon conversion thereof or as a dividend payable thereon. All of the securities being registered under the registration statement of which this prospectus forms a part are being so registered pursuant to certain registration rights granted by us to the selling securityholders. None of the selling securityholders has had a material relationship with us or any of our affiliates within the past three years.

                                                    Number of Depositary Shares
                                                    ----------------------------
                                                        Owned        Offered
                                                    ------------- --------------
Name of Selling Securityholder
------------------------------
Alexandra Global Investment Fund I Ltd. ...........        60,000        60,000
American Variable Insurance Series--Growth Fund....     1,180,000     1,180,000
Ardsley Offshore Fund, Ltd. .......................       200,000       200,000
Ardsley Partners Fund I, L.P. .....................       165,000       165,000
Ardsley Partners Fund II, L.P. ....................       215,000       215,000
Ardsley Partners Institutional Fund, L.P. .........       160,000       160,000
Augusta Partners, L.P.  ...........................       160,000       160,000
Bankers Trust Trustee for Chrysler Corp. Emp#1
 Pension Plan dated 4/1/89.........................        70,200        70,200
Chase Manhattan NA Trustee for IBM Retirement Plan
 dated 12/18/45....................................       102,600       102,600
Donaldson, Lufkin & Jenrette Securities
 Corporation.......................................       520,000       520,000
Forest Alternative Strategies Fund II LP Series A
 5M................................................         1,100         1,100
Forest Alternative Strategies Fund II LP Series A
 5I................................................         2,100         2,100
Forest Convertible Fund ...........................         5,400         5,400
Forest Fulcrum Fund LP ............................        41,100        41,100
Forest Global Convertible Fund Series A5...........        52,600        52,600
Forest Performance Fund ...........................         5,900         5,900
Franklin & Marshall College........................         5,400         5,400
General Motors Welfare Benefits Trust (LT-Veloa)...        20,500        20,500
Goldman Sachs and Company..........................        16,700        16,700
Greyhound Lines Inc., Amalgamated Transit Union
 National Local 1700 Retirement & Disability Trust
 c/o Forest Investment Management LLC..............         2,700         2,700
Haussman Overseas, N.V. ...........................       135,000       135,000
Howard Chalfin.....................................        20,000        20,000
JMG Convertible Investments, L.P...................       150,000       150,000
Lincoln National Convertible Securities Fund.......        30,000        30,000
Lipper Convertibles, L.P. .........................       185,000       185,000
Lipper Convertibles Series II, L.P. ...............        40,000        40,000
McMahan Securities Company, L.P. ..................       270,000       270,000
Monumental Life Insurance Company..................       329,500       329,500
The New Economy Fund...............................       500,000       500,000
New York Life Insurance Company....................       150,000       150,000
New York Life Insurance and Annuity Corp. .........        30,000        30,000
Pacific Life Insurance Company.....................        10,000        10,000
Penn Treaty Network America Insurance Company......         4,700         4,700
SMALLCAP World Fund, Inc. .........................     1,625,000     1,625,000
Southport Management Partners L.P..................        12,000        12,000
Southport Partners International...................        24,000        24,000
State Street Bank Custodian for GE Pension Trust...        37,100        37,100
Tribeca Investments Inc. ..........................       127,000       127,000
Triton Capital Investments, Ltd. ..................       150,000       150,000
                                                    ------------- -------------
    Total..........................................     6,815,600     6,815,600
                                                    ============= =============

   The shares preferred stock and depositary shares may be offered and sold from time to time by the selling securityholders or by their pledgees, donees, transferees or other successors in interest, and the common stock, if and when issued, may be offered and sold from time to time by the holders thereof or by their pledgees, donees, transferees or other successors in interest, as market conditions permit in the over-the-counter market, including the Nasdaq National Market(R) in negotiated transactions or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These securities may be sold by one or more of the following methods, without limitation: (i) transactions on one of any of the exchanges or in the over-the-counter; (ii) through the writing of options on, or settlement of short sales; (iii) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(iv) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (v) ordinary brokerage transactions and transactions in which the broker solicits purchases; (vi) transactions between sellers and purchasers without a broker/dealer; (vii) unregistered transactions exempt from registration requirements, including sales under Rule 144; (viii) underwritten offerings and (ix) through securities lending programs. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling securityholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters' within the meaning of the Securities Act, in connection with such sales.

   Under the securities laws of certain states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and is complied with.

   We will pay all of the expenses incident to the registration, offering and sale of the securities to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act. We will not receive any of the proceeds from the sale of any of the securities by the selling securityholders.

                                 LEGAL MATTERS

   Holme Roberts & Owen LLP, Denver, Colorado, U.S.A., has advised us as to the validity of the shares.

                                    EXPERTS

   Our consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement from our Transition Report on Form 10-K for the ten months ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of United International Properties, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement from our Transition Report on Form 10-K for the ten months ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. In that report, that firm states that with respect to the year ended February 28, 1998, it did not audit the financial statements of Tele Cable de Morelos S.A. de C.V. and related companies ("Megapo"), as of and for the year ended December 31, 1997, an investment that is reflected in its consolidated financial statements using the equity method of accounting. Instead its report with respect to Megapo is based on the report of other auditors (Galaz, Gomez Morfin, Chavero, Yamazaki S.C.). The reports referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in giving said reports.

   The consolidated financial statements of UIH Europe, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement from our Transition Report on Form 10-K for the ten months ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

   The consolidated financial statements of United Telekabel Holding N.V. as of December 31, 1998 and for the period from August 6, 1998 (inception) to December 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement from our Transition Report on Form 10-K for the ten months ended December 31, 1998 have been audited by Arthur Andersen, independent auditors, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

   The consolidated financial statements of N.V. TeleKabel Beheer as of December 31, 1998 and for the year then ended incorporated by reference in this prospectus and elsewhere in the registration statement from our Form 8-K dated June 28, 1999, have been audited by Arthur Andersen, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

   The consolidated financial statements of A2000 Holding N.V., incorporated by reference in this prospectus and elsewhere in the registration statement from our Form 8-K dated June 28, 1999, have been audited by Arthur Andersen, independent auditors, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

   The consolidated financial statements of Kabel Plus a.s. and subsidiaries as of December 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement from our Form 8-K dated June 28, 1999, have been audited by Arthur Andersen s.r.o., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

   The consolidated financial statements of N.V. TeleKabel Beheer as of December 31, 1997 and 1996, and for the two years ended December 31, 1997, and for the period from August 22, 1995 (date of incorporation) until December 31, 1995 incorporated by reference in this prospectus and elsewhere in the registration statement from our Form 8-K/A-1 dated February 17, 1999, have been audited by PricewaterhouseCoopers N.V., independent accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

   The consolidated financial statements of @Entertainment, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement from our Form 8-K dated June 28, 1999 and Form 8-K/A-1 dated July 30, 1999, have been audited by KPMG, independent auditors, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

   We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our Class A Common Stock is traded on the Nasdaq National MarketSM, and copies of reports, proxy statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   We have filed with the Commission, a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the securities offered hereby reference is made to the registration statement, including the exhibits and schedules thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from the public references facilities of the Commission at the addresses set forth above.

                           INCORPORATION BY REFERENCE

   The following documents have been filed by us (File No. 0-21974) with the Commission and are incorporated in this prospectus by reference and made a part hereof:

   . Our Transition Report on Form 10-K for the ten months ended December
     31, 1998 (as amended by Form 10K/A filed June 24, 1999).

   . Our Quarterly Reports on Form 10-Q for the quarters ended March 31,
     1999 and June 30, 1999.

   . Our Proxy Statement for a special meeting dated June 24, 1999, filed
     June 21, 1999.

   . Our Proxy Statement for our annual stockholders' meeting dated August
     5, 1999, filed August 5, 1999.

   . Our Current Reports on Form 8-K dated February 17, 1999 (as amended by
     Form 8K/A-1 filed on March 12, 1999), February 24, April 29, June 16, June 28, June 29, July 22, July 23, July 30 (as amended by Form 8K/A-1 filed on August 30, 1999).

   All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the dates of filing of such documents.

   Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   We will provide you without charge upon your written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should be directed to UnitedGlobalCom, Director of Finance, 4643 South Ulster Street, Suite 1300, Denver, Colorado, 80237 (telephone number 303-770-4001).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                  -----------

                               TABLE OF CONTENTS

                                                                            Page
Prospectus Summary.........................................................   1
Risk Factors...............................................................   3
Use of Proceeds............................................................  11
Selected Consolidated Financial Data.......................................  12
Business...................................................................  14
Description of the Depositary Shares.......................................  17
Description of the Preferred Stock.........................................  23
Certain United States Federal Tax Consequences.............................  33
Selling Security Holders and Plan of Distribution..........................  41
Legal Matters..............................................................  42
Experts....................................................................  42
Available Information......................................................  43
Incorporation by Reference.................................................  44

                                ---------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


[LOGO OF UNITEDGLOBALCOM APPEARS HERE]

                          8,500,000 Depositary Shares
                      Each representing 1/20th of a share of
           7% Series C Senior Cumulative Convertible Preferred Stock

                                5,041,518 Shares
                              Class A Common Stock
         Issuable upon conversion or redemption of the preferred stock

                                2,158,482 Shares
                              Class A Common Stock
                  Issuable as dividends on the preferred stock

                            -----------------------

                                   PROSPECTUS

                            -----------------------


                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Capitalized terms used but not defined in Part II have the meanings ascribed to them in the Prospectus contained in this Registration Statement.

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee, are estimated. All of the expenses will be borne by the Company.

   Securities and Exchange Commission registration fee................ $162,254
   Legal fees and expenses............................................   40,000
   Accounting fees....................................................   20,000
   Printing expenses..................................................   30,000
   Miscellaneous......................................................   17,746
                                                                       --------
     Total............................................................ $270,000
                                                                       ========

Item 15. Indemnification of Directors and Officers

   Article VII of the Company's Certificate of Incorporation and Article VI of the Company's By-laws require the Company to indemnify, to the fullest extent authorized by applicable law, any person who is or is threatened to be made a party to any civil, criminal, administrative, investigative, or the action or proceeding instituted or threatened by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan.

   Article VI of the Company's Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), directors of the Company shall not be liable to the Company or any of its stockholders for monetary damages for breach of a fiduciary duty by such director.

   Section 145 of the DGCL authorizes the indemnification of directors and officers against liability incurred by reason of the fact that such person was a director or officer and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with defending any action seeking to establish such liability if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful. No person shall be entitled to indemnification under the DGCL, however, if such person shall have been adjudged to be liable to the corporation unless the Court of Chancery or the court in which such action or suit was brought determines that despite such adjudication of liability, such person is fairly and reasonably entitled to indemnification.

   The above discussion of the Company's Certificate of Incorporation and By-laws and Section 145 of the DGCL is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

  4.1  Certificate of Designations with respect to Convertible Preferred Stock,
       Series C of the Company.(1)

  4.2  Deposit Agreement dated as of July 6, 1999, among us, Austar Bank of
       Minnesota, N.A. and the holders of the depositary receipts described herein.(1)

  5.1 Opinion of Holme Roberts & Owen llp as to the legality of the issuance of the shares.

  8.1  Opinion of Holme Roberts & Owen llp as to certain tax matters.

 12.1  Ratio of Combined Fixed Charges & Preferred Stock Dividends

 23.1  Consent of Independent Public Accountants--Arthur Andersen LLP
       (United International Holdings, Inc. d/b/a/ United GlobalCom, Inc.).

 23.2  Consent of Independent Public Accountants--Arthur Andersen LLP
       (United International Properties, Inc.).

 23.3  Consent of Independent Public Accountants--Arthur Andersen LLP (UIH
       Europe, Inc.).

 23.4  Consent of Independent Auditors--Arthur Andersen (United Telekabel
       Holding N.V.)

 23.5  Consent of Independent Auditors--Galaz, Gomez Morfin, Chavero, Yamazaki,
       S.C. (Tele Cable de Morelos, S.A. de C.V.).

 23.6  Consent of Independent Accountants--PricewaterhouseCoopers N.V. (N.V.
       TeleKabel Beheer)

 23.7  Consent of Independent Auditors--KPMG (@Entertainment, Inc.)

 23.8  Consent of Independent Accountants--Arthur Andersen (N.V. TeleKabel
       Beheer).

 23.9  Consent of Independent Public Accountants--Arthur Andersen (A2000
       Holding N.V.).

 23.10 Consent of Independent Public Accountants--Arthur Andersen s.r.o. (Kabel
       Plus, a.s.).

 23.11 The consent of Holme Roberts & Owen llp is included in Exhibit 5.1.

 24.1  Power of Attorney.

---------------------
(1) Incorporated by reference from the Form 8-K dated July 6, 1999 (File No. 0-21974).
Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by a final adjudication of such issue.

   The Registrant hereby undertakes that:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities to be purchased, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 31st day of August, 1999.

                                          UnitedGlobalCom, Inc., A Delaware
                                           corporation

                                                 /s/ Frederick G. Westerman
                                                          III
                                          By: _________________________________
                                                   Frederick G. Westerman
                                                  Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed by the following persons in the capacities and on the dates indicated.

                                          Title/Position Held
              Signature                   With the Registrant            Date
              ---------                   -------------------            ----

                 *                     Chairman of the Board and    August 31, 1999
______________________________________  Chief Executive Officer
          Gene W. Schneider

                 *                     President                    August 31, 1999
______________________________________
           Michael T. Fries

                 *                     Executive Vice President     August 31, 1999
______________________________________  and Director
          Mark L. Schneider

    /s/ Frederick G. Westerman III     Chief Financial Officer      August 31, 1999
______________________________________
      Frederick G. Westerman III

                 *                     Director                     August 31, 1999
______________________________________
          Albert M. Carollo

                 *                     Director                     August 31, 1999
______________________________________
         Lawrence F. DeGeorge

                 *                     Director                     August 31, 1999
______________________________________
          John P. Cole, Jr.

                 *                     Director                     August 31, 1999
______________________________________
         Lawrence J. DeGeorge

                 *                     Director                     August 31, 1999
______________________________________
             John Riordan

                                       Director
______________________________________
          Antony P. Ressler

                 *                     Director                     August 31, 1999
______________________________________
           Curtis Rochelle

                 *                     Director                     August 31, 1999
______________________________________
           Bruce H. Spector

                 *                     Controller (Principal        August 31, 1999
______________________________________  Accounting Officer)
           Valerie L. Cover

    /s/ Frederick G. Westerman III
*By: _________________________________
      Frederick G. Westerman III
       Chief Financial Officer